UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2023

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar”). The Annual Meeting will be held on April 27, 2023, at 9:00 a.m., Mountain Time. The Annual Meeting will be conducted online via live audio webcast at www.virtualshareholdermeeting.com/SATS2023. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows stockholders to participate fully from any location, without the cost of travel. You will be able to participate, submit questions and vote your shares electronically.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

All shareholders are invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, it is important that you be represented. To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online, by mail or by telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation will be held on April 27, 2023, at 9:00 a.m., Mountain Time, via the Internet through a virtual Web conference at www.virtualshareholdermeeting.com/SATS2023. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location, without the cost of travel.

The Annual Meeting is being held for the following purposes:

1.	To elect eight directors to our Board of Directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To hold a non-binding advisory vote on the compensation of our named executive officers;

4.	To hold a non-binding advisory vote on whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two, or three years; and

5.	To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

●	Vote online or by telephone, by following the instructions included with your proxy card; or

●	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 1, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 14, 2023.

By Order of the Board of Directors

DEAN A. MANSON

Chief Legal Officer and Secretary

March 14, 2023

100 Inverness Terrace East· Englewood, Colorado 80112· Tel: (303) 706-4000 · Fax: (303) 728-5048

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held April 27, 2023:

Our Annual Report, Proxy Statement and Notice of Internet Availability of Proxy Materials

are Available at proxyvote.com.

100 Inverness Terrace East· Englewood, Colorado 80112· Tel: (303) 706-4000 · Fax: (303) 728-5048

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our,” the “Corporation” or the “Company”). The purpose of the Annual Meeting is to: (i) elect eight directors to our Board of Directors (the “Board” or “Board of Directors”); (ii) ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; (iii) hold a non-binding advisory vote on the compensation of our named executive officers; and (iv) hold a non-binding vote on whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two, or three years. Your proxy is being solicited by our Board of Directors. The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on April 27, 2023, at 9:00 a.m., Mountain Time, via the Internet through a virtual Web conference at www.virtualshareholdermeeting.com/SATS2023. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location, without the cost of travel.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 14, 2023, to holders of record at the close of business on March 1, 2023 (the “Record Date”) of our Class A common stock, par value $0.001 per share (the “Class A Shares”), and our Class B common stock, par value $0.001 per share (the “Class B Shares”). Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 35,594,333 Class A Shares and 47,687,039 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 100 Inverness Terrace East, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting for a period of at least ten days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting. To inspect the list during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Please refer to “Access to the Audio Webcast of the Annual Meeting” for more details about attending the Annual Meeting online. We are not holding an in-person meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card. You will need your 16-digit control number to vote in this manner. To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card. Votes submitted online, by telephone or by mail must be received by 11:59 p.m., Eastern Time, on Wednesday, April 26, 2023. Submitting your vote online or by telephone or mail will not affect your right to vote at the Annual Meeting, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted with respect to the proposals described in this Proxy Statement in accordance with the instructions set forth in those proxies. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters located at 100 Inverness Terrace East, Englewood, Colorado 80112 at any time prior to the Annual Meeting. You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting at the Annual Meeting. Your presence at the Annual Meeting does not by itself revoke your proxy.

An online portal is available to shareholders at www.proxyvote.com where shareholders of record as of the Record Date can view and download our proxy materials and 2022 Annual Report and vote their shares in advance of the Annual Meeting. Shareholders of record as of the Record Date may vote their shares during the Annual Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/SATS2023.

Whether or not you plan to attend the Annual Meeting, we urge shareholders of record as of the Record Date to vote and submit their proxy in advance of the Annual Meeting using one of the methods described above.

Access to the Audio Webcast of the Annual Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting. The live webcast of the Annual Meeting will begin promptly at 9:00 a.m., Mountain Time. Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for everyone to log in and test their device’s audio system. We encourage everyone to access the webcast in advance of the designated start time.

Log-In Instructions:

●     Shareholders: To be admitted to the Annual Meeting, shareholders of record as of the Record Date will need to log in to www.virtualshareholdermeeting.com/SATS2023 using the 16-digit control number found on the proxy card, voting instruction form or notice of Internet availability previously mailed or made available to shareholders entitled to vote at the Annual Meeting.

●     Non-Shareholders: Non-shareholders may attend the Annual Meeting but will not have the ability to vote or ask a question. Non-Shareholders will log in to www.virtualshareholdermeeting.com/SATS2023 providing the information listed on the Web portal.

Technical Assistance: Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist anyone with any technical difficulties they may have accessing or hearing the virtual meeting.

Quorum

In accordance with our Articles of Incorporation (as amended, our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Annual Meeting in order to determine whether a quorum is present.

Vote Required

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director (Proposal 1). No cumulative voting is permitted. The eight nominees receiving the highest number of votes cast “for” the nominee will be elected. If you withhold your vote, it will have no effect on the election of directors.

The affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote on the matter is necessary to (i) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023 (Proposal 2), (ii) approve the compensation of our named executive officers on a non-binding advisory basis (Proposal 3), and (iii) approve, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years (Proposal 4).

Treatment of Abstentions and Broker Non-Votes

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered present at the Annual Meeting for determining whether a quorum exists at the Annual Meeting. Abstentions will have the same effect as votes “against” (i) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023 (Proposal 2), (ii) the approval of the compensation of our named executive officers on a non-binding advisory basis (Proposal 3), and (iii) the approval of, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years (Proposal 4).

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner. If a beneficial owner does not instruct a broker how to vote, the broker will only have discretion to vote such beneficial owner’s shares on “routine” matters. If a proposal is not “routine,” a broker who has not received instructions from the beneficial owner as to how to vote their shares does not have discretion to vote such shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. All other proposals are not considered “routine,” and brokers holding the shares of beneficial owners will not have discretion to vote on these proposals if they have not received voting instructions from such beneficial owners.

Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the (i) election of directors (Proposal 1), (ii) approval of the compensation of our named executive officers on a non-binding advisory basis (Proposal 3), and (iii) approval of, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years (Proposal 4).

Submitting Questions; Rules of Conduct

Beginning 15 minutes prior to, and during, the Annual Meeting, shareholders of record as of the Record Date can view our Agenda and the Rules of Conduct for the Annual Meeting, and submit questions at www.virtualshareholdermeeting.com/SATS2023.

After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a question and answer session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the items being brought before the shareholder vote at the Annual Meeting, as time permits and in accordance with our Rules of Conduct for the Annual Meeting.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding,” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions, Inc. at the address or telephone number below that they wish to continue receiving individual copies, in which case, we will deliver promptly a separate copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of eight directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected. If, at the time of the Annual Meeting, one or more of the nominees has become unable to serve: (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees selected and recommended by the Board of Directors to fill the vacancy, or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Charles W. Ergen	70	2007	Chairman
Pradman P. Kaul	76	2011	Vice Chair
R. Stanton Dodge	55	2009	Director
Michael T. Dugan	74	2007	Director
Lisa W. Hershman	59	2021	Director
C. Michael Schroeder	74	2007	Director
Jeffrey R. Tarr	60	2019	Director
William D. Wade	66	2017	Director

A substantial majority of the voting power of the shares of each of EchoStar and DISH Network Corporation (“DISH”) is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established for the benefit of his family. Certain of our director nominees currently are or have previously been employed by DISH and its subsidiaries.

The following sets forth the business experience of each of the nominees over the last five years.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007. Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009. Mr. Ergen serves as executive Chairman and has been Chairman of the Board of Directors of DISH since its formation and, during the past five years, has held executive officer and director positions with DISH and its subsidiaries, most recently serving as the Chief Executive Officer of DISH from March 2015 to December 2017. Mr. Ergen also serves as Chairman of the Board of CONX Corp., a special purpose acquisition company, since August 2020. The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as our and DISH’s co-founder and as our controlling shareholder and the expertise, leadership and strategic direction that he has contributed to us since our formation, in addition to his extensive experience in our industry.

Pradman P. Kaul.  Mr. Kaul served as President of Hughes Communications, Inc. (“Hughes Communications”) since its formation in February 2006 and as President of Hughes Network Systems, LLC, a wholly owned subsidiary of Hughes Communications (“HNS” and, together with Hughes Communications, “Hughes”) since 2000, and retired from these positions effective December 31, 2022. Mr. Kaul was appointed Vice Chair of the Board of Directors effective January 1, 2023. Mr. Kaul served as a member of the Strategy Committee from March 2020 to April 2021. Mr. Kaul has also served as a member of our Board of Directors since August 2011 and as a member of the board of directors of Hughes Communications from February 2006 until June 2011. Previously, Mr. Kaul served as the Chief Operating Officer, Executive Vice President and Director of Engineering of HNS. The Board of Directors concluded that Mr. Kaul should continue to serve as a member of the Board of Directors due to, among other things, his technical and managerial experience acquired within the satellite industry, including his experience with Hughes.

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009. Mr. Dodge is currently the Chief Legal Officer and Secretary of DraftKings Inc., where he oversees the legal, government affairs and corporate communications teams. From June 2007 until October 2017, Mr. Dodge was the Executive Vice President, General Counsel and Secretary of DISH and was responsible for all legal, government affairs and corporate communications for DISH and its subsidiaries. From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH in 2008 (the “Spin-off”). Since November 1996, when Mr. Dodge joined DISH, he held various positions of increasing responsibility at DISH and its subsidiaries. The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business, corporate governance and legal expertise obtained during his prior service as our General Counsel and his prior service as General Counsel and in other roles at DISH and its subsidiaries over the course of 20 years.

Michael T. Dugan.  Mr. Dugan served as our Chief Executive Officer and President from November 2009 until March 31, 2022 and, since his retirement from that position, is serving as a strategic advisor to EchoStar. Mr. Dugan has also served as a member of our Board of Directors since our formation in 2007. Mr. Dugan served as a member of the Strategy Committee from March 2020 to April 2021. Mr. Dugan served as a senior advisor to EchoStar and our subsidiaries from January 1, 2008 until November 2009. From May 2004 to December 2007, he was a director of DISH, and from 1990 to 2006, he served in several executive roles at DISH and its subsidiaries, including as President, Chief Operating Officer, Chief Technical Officer and Senior Advisor. The Board of Directors concluded that Mr. Dugan should continue to serve as a member of the Board of Directors due to, among other things, his executive leadership experience, knowledge and experience in the telecommunications, satellite and related industries from his service over the years as a director or officer with a number of different companies in those industries.

Lisa W. Hershman.  Ms. Hershman has served as a member of our Board of Directors since April 2021 and currently serves on our Strategy Committee, Executive Compensation Committee, Nominating Committee and Audit Committee. The Board of Directors has determined that Ms. Hershman meets applicable independence requirements of NASDAQ and SEC rules and regulations. From April 2018 to January 2021, Ms. Hershman served as Chief Management Officer for the U.S. Department of Defense and was a member of the President’s Management Council. From April 2015 to April 2018, Ms. Hershman was a Board Member and the Chair of the Scrum Alliance, an international association training and certifying agile development practitioners, and from January 2017 to April 2018, she served as its Interim Chief Executive Officer. In June 2011, Ms. Hershman founded The DeNovo Group, a business transformation consultancy, and she served as its Chief Executive Officer from formation through March 2018. Prior to that, Ms. Hershman was the Chief Executive Officer of Hammer and Company, a business process reengineering company, from March 2009 to June 2011. From March 2004 to March 2009, she was a Senior Vice President at Avnet, a global technology company. Ms. Hershman was on the Board of Directors of 1st Source Corporation, a banking company, from April 2018 until March 2020 and was a member of its Audit Committee and Trusts and Investments Committee. The Board of Directors concluded that Ms. Hershman should continue to serve as a member of the Board of Directors due to, among other things, her expertise in process management, innovation and redesign, as well as leadership training and education.

C. Michael Schroeder.  Mr. Schroeder has served as a member of our Board of Directors since our formation in 2007, and currently serves on our Executive Compensation Committee, Nominating Committee and Audit Committee. The Board of Directors has determined that Mr. Schroeder meets applicable independence requirements of NASDAQ and SEC rules and regulations. In 1981, Mr. Schroeder founded Consumer Satellite Systems, Inc. (“CSS”), which he grew to encompass a ten-state distribution system operating in a region ranging from Wisconsin to Florida. CSS served retailers selling satellite systems, televisions and a range of consumer electronics products. Mr. Schroeder also founded a programming division of CSS that grew to serve more than 400,000 subscribers. Prior to the Spin-off, Mr. Schroeder served on the Board of Directors of DISH and was a member of DISH’s Executive Compensation Committee, Nominating Committee, and Audit Committee. The Board of Directors concluded that Mr. Schroeder should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of EchoStar from his service as a director since 2007 and as a director of DISH prior to the Spin-off, and his managerial, strategic development and operational expertise and satellite systems sales knowledge developed, in part, with CSS.

Jeffrey R. Tarr.  Mr. Tarr has served as a member of our Board of Directors since March 2019 and currently serves on our Strategy Committee, Nominating Committee and Audit Committee, where he serves as our “audit committee financial expert.” The Board of Directors has determined that Mr. Tarr meets applicable independence requirements of NASDAQ and SEC rules and regulations. Since June 2021, Mr. Tarr has served as the Chief Executive Officer and as a director of Skillsoft Corporation, a leader in corporate digital learning. Mr. Tarr was Chief Executive Officer and a director of DigitalGlobe, the leader in satellite imagery and geospatial intelligence, from 2011 until the sale of the company in 2017 to MacDonald, Dettwiler and Associates Ltd. (now Maxar Technologies, Inc.). After the sale of DigitalGlobe, Mr. Tarr served as an advisor to leading private equity firms and corporate clients, including Maxar Technologies, Inc., and from June through October 2019, he served as Chief Executive Officer and a director of Solera Global Holdings, Inc., a leader in data and software for the automotive and insurance industries. Earlier in his career, Mr. Tarr served as President and Chief Operating Officer of IHS Inc. (now S&P Global) and Chairman and Chief Executive Officer of Hoover’s, Inc. (now a division of The Dun & Bradstreet Corporation) - both publicly-traded information companies. Mr. Tarr serves on the Advisory Council of the Stanford Graduate School of Business, and previously served as Chairman of the Stanford Graduate School of Business Management Board. He previously served on the board of DSST Public Schools, one of the leading open enrollment school systems in the United States, until September 23, 2022. He also previously served on the board of CEB (The Corporate Executive Board Company) until the sale of the company to Gartner in 2017. He is a member of the Council on Foreign Relations. The Board of Directors concluded that Mr. Tarr should continue to serve as a member of the Board of Directors due to, among other things, his financial risk management, operational and managerial expertise as a director and officer and his knowledge and experience in the satellite and related industries.

William D. Wade.  Mr. Wade has served as a member of our Board of Directors since February 2017, and currently serves on our Strategy Committee, Nominating Committee and Audit Committee. The Board of Directors has determined that Mr. Wade meets applicable independence requirements of NASDAQ and SEC rules and regulations. Mr. Wade served as the President and CEO of Asia Satellite Telecommunications Co. Ltd. (“AsiaSat”), based in Hong Kong, from 2010 to November 2016, as Deputy CEO of AsiaSat from 1994 to 2010, and as a senior advisor to the CEO of AsiaSat from November 2016 through March 2017. From 1996 to November 2016, Mr. Wade also served on the AsiaSat Board of Directors as an Executive Director serving on the Compliance Committee. AsiaSat owns and operates an Asia-based satellite fleet providing capacity and satellite services to media and telecommunications companies across the Asia-Pacific region. Prior to joining AsiaSat, Mr. Wade served as an executive director manager in charge of Pan Asian Systems with Hutchison Whampoa, a satellite and cable television equipment supplier and systems integrator. Earlier in his career, Mr. Wade held a number of senior management positions in the United States and Singapore with EchoSphere Corporation, a subsidiary of DISH, and Audiotone, a manufacturer and supplier of hearing aid and test equipment. Mr. Wade has also served since 2012 as a director for First Western Advisors, Ltd., a private entity providing wealth management services. From September 2017 until April 2019 and December 2019, respectively, Mr. Wade served as a director of, and executive advisor to, Global-IP Cayman, a privately-owned satellite communications company. The Board of Directors concluded that Mr. Wade should continue to serve as a member of the Board of Directors due to, among other things, his international and operational expertise and his experience in the satellite industry.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein.

Director Compensation and Non-Employee Director Option Plan

Cash Compensation

Some of our directors are employees of the Corporation and/or our subsidiaries. We refer to these directors as “employee directors.” Our employee directors are not compensated for their services as directors. Each non-employee director (other than Mr. Kaul) receives an annual cash retainer of $60,000, which is paid in equal quarterly installments; provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. For his services as Vice Chair of the Board of Directors, Pradman P. Kaul will receive an annual cash retainer of $120,000, which is paid in equal quarterly installments; provided he is serving as Vice Chair on the last day of the applicable calendar quarter. Our non-employee directors also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended remotely, provided that, if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable non-employee director is only entitled to receive compensation for attendance at a single meeting. Additionally, any non-employee director who is the chair of a committee of the Board of Directors receives a $5,000 annual cash retainer, which is paid in equal quarterly installments, provided such person is the chair of the committee on the last day of the applicable calendar quarter. Our non-employee directors also receive reimbursement, in full, of (i) reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees, and (ii) reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2022.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Stanton Dodge	64,000	—	29,840	—	—	—	93,840
Lisa W. Hershman	69,500	—	29,840	—	—	—	99,340
C. Michael Schroeder	69,000	—	29,840	—	—	—	98,840
Jeffrey R. Tarr	69,000	—	29,840	—	—	—	98,840
William D. Wade	69,000	—	29,840	—	—	—	98,840

(1)	Charles W. Ergen, our Chairman, is an executive officer of the Corporation but not one of our named executive officers for 2022. Mr. Ergen does not receive any additional compensation for services provided as a director of the Corporation. Michael T. Dugan retired as our Chief Executive Officer and President effective March 31, 2022, and currently serves as a strategic advisor to the Company. Pradman P. Kaul retired as an executive officer of the Corporation effective December 31, 2022, and was not compensated as a non-employee director for the 2022 fiscal year. The 2022 compensation of Messrs. Dugan and Kaul is reported under the heading “Executive Compensation and Other Information.”
(2)	The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2022, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 22, 2023 (the “2023 Form 10-K”).

Pursuant to our 2017 Director Plan (as defined below), Ms. Hershman and each of Messrs. Dodge, Schroeder, Tarr, and Wade were granted an option to acquire 5,000 Class A Shares, at an exercise price of $19.61 per share on July 1, 2022. All of these options were 100% vested upon issuance.

Incentive Compensation

Non-employee Director Stock Option Plan

In 2008, we adopted our Amended and Restated 2008 Non-Employee Director Stock Option Plan (the “2008 Director Plan”), pursuant to which we have granted options to our non-employee directors. In 2017, we adopted our 2017 Non-Employee Director Stock Incentive Plan, and amended it in 2021 to increase the amount of shares of our common stock available for issuance (as amended, the “2017 Director Plan”), pursuant to which we have granted and continue to grant options and other equity awards to our non-employee directors. We have not granted any options under the 2008 Director Plan after May 2, 2017. We refer to our 2008 Director Plan and 2017 Director Plan as the “Director Plans.”

In connection with the commencement of his service as a non-employee director following his retirement as an executive officer, Mr. Kaul will receive a fully vested option to acquire 10,000 Class A Shares on April 1, 2023.

The purpose of the Director Plans is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. Upon initial election or appointment to our Board of Directors as a non-employee director, our non-employee directors are granted a fully vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person is so initially elected or appointed to the Board of Directors. In our discretion, we may also grant non-employee directors further options to acquire our Class A Shares or other equity awards. Options we have granted under our Director Plans are 100% vested upon issuance and have a term of five years. As of December 31, 2022, 103,000 of our Class A Shares were available for issuance under the 2008 Director Plan and 268,222 of our Class A Shares were available for issuance under the 2017 Director Plan.

The following options were granted to our non-employee directors pursuant to the Director Plans and were outstanding as of December 31, 2022:

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Option Exercise Price ($) (1)	Option Expiration Date
R. Stanton Dodge	5,753	38.59	7/1/2023
	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
Total Options Outstanding at December 31, 2022	26,506

Lisa W. Hershman	10,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
Total Options Outstanding at December 31, 2022	15,000

C. Michael Schroeder	5,753	38.59	7/1/2023
	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
Total Options Outstanding at December 31, 2022	26,506

Jeffrey R. Tarr	11,507	32.08	4/1/2024
	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
Total Options Outstanding at December 31, 2022	32,260

William D. Wade	5,753	38.59	7/1/2023
	5,753	38.71	7/1/2024
	5,000	27.28	7/1/2025
	5,000	24.49	7/1/2026
	5,000	19.61	7/1/2027
Total Options Outstanding at December 31, 2022	26,506

(1)	In connection with the BSS Transaction, we adjusted options to acquire Class A Shares that were unexercised and outstanding on September 10, 2019, which resulted in an increase in the number of shares subject to such options and a reduction in the exercise price of such options.

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held four meetings in 2022 and took action by unanimous written consent six times during 2022. During 2022, each of our directors attended 100% of: (i) the total number of meetings of the Board held during the period in which such person was a director and from which such person was not recused, and (ii) the total number of meetings held by all committees of the Board on which such director served. In addition, our non-employee directors held four executive sessions in 2022.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal. Officers serve at the discretion of the Board.

Charles W. Ergen, our Chairman, and certain entities established for the benefit of his family beneficially own equity securities representing approximately 93.5% of the total voting power of all classes of our outstanding shares as of the Record Date, and through such beneficial ownership Mr. Ergen and such entities have the ability to elect a majority of our directors and to control all other matters requiring the approval of our shareholders. See “Equity Security Ownership and Related Matters” below. We are a “controlled company” within the meaning of NASDAQ rules. Therefore, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a Board of Directors composed of a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iv) a compensation committee charter that provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and/or (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Committee Information

The Board has created an Executive Compensation Committee of the Board of Directors (the “Compensation Committee”), an Audit Committee of the Board of Directors (the “Audit Committee”), a Nominating Committee of the Board of Directors (the “Nominating Committee”), a Non-Interlocking Directors Committee of the Board of Directors (the “Non-Interlocking Committee”) and a Strategy Committee of the Board of Directors (the “Strategy Committee”). The Compensation, Audit and Nominating Committees are composed entirely of independent directors under applicable rules, the Non-Interlocking Committee is composed of members of the Board who are not also directors or employees of DISH and/or its subsidiaries, and the Strategy Committee is composed of at least two independent directors. The function and authority of each of the committees of our Board of Directors are described below. The charters of our Compensation, Audit, Nominating and Strategy Committees are available on our website at http://www.echostar.com.

Compensation Committee.  The Compensation Committee operates under a charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to: (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than non-employee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation, which together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held four meetings and took action by unanimous written consent five times during 2022. The current members of the Compensation Committee are Ms. Hershman and Mr. Schroeder, with Ms. Hershman currently serving as Chair. The Board has determined that each member of the Compensation Committee meets applicable independence requirements. A report of the Compensation Committee is set forth below on page 35 of this Proxy Statement.

Audit Committee.  Our Board has established a standing Audit Committee in accordance with NASDAQ rules and Section 10A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules and regulations. The Audit Committee operates under a charter adopted by the Board. The principal functions of the Audit Committee are to: (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor and approve his or her compensation; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and various other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, our compliance with legal and regulatory requirements, and cybersecurity risk management; (vi) review and approve the scope of our independent registered public accounting firm’s audit plans and the results of their audits; and (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm.

The Audit Committee held four meetings and took action by unanimous written consent once during 2022. The current members of the Audit Committee are Ms. Hershman and Messrs. Schroeder, Tarr and Wade, with Mr. Schroeder currently serving as Chair. The Board has determined that each member of our Audit Committee meets applicable independence requirements. The Board has also determined that each member of our Audit Committee is financially literate and has designated Mr. Tarr as our “audit committee financial expert” as defined by applicable SEC rules and regulations. A report of the Audit Committee is set forth below on page 53 of this Proxy Statement.

Nominating Committee. The Nominating Committee operates under a charter adopted by the Board. The principal function of the Nominating Committee is to identify, review and recommend independent director nominees for selection by the Board and to consider all director nominees in light of the entirety of their credentials. The Nominating Committee held three meetings and did not take action by unanimous written consent during 2022. The current members of the Nominating Committee are Ms. Hershman and Messrs. Schroeder, Tarr and Wade, with Mr. Wade currently serving as Chair. The Board has determined that each member of the Nominating Committee meets applicable independence requirements.

Non-Interlocking Committee.  The principal function of the Non-Interlocking Committee is to review certain related party transactions between the Corporation and/or its subsidiaries and DISH and/or its subsidiaries in accordance with the Corporation’s related party transaction policy adopted by the Board. The Non-Interlocking Committee held one meeting and did not take action by unanimous written consent during 2022. The current members of the Non-Interlocking Committee are Ms. Hershman and Messrs. Dodge, Dugan, Kaul, Schroeder, Tarr and Wade. There is no formal chair of the Non-Interlocking Committee.

Strategy Committee.  The Strategy Committee operates under a charter adopted by the Board. The principal function of the Strategy Committee is to assist the Board in carrying out its oversight responsibilities related to business strategy and/or potential strategic transactions, arrangements or undertakings of the Corporation. The Strategy Committee held one meeting and did not take action by written consent during 2022. The current members of the Strategy Committee are Ms. Hershman and Messrs. Tarr and Wade, with Mr. Tarr currently serving as Chair.

Board Criteria and Board Selection Process

The Nominating Committee considers candidates suggested by its members, other directors, senior management, shareholders and others, as appropriate. No search firms or other advisors were retained to identify prospective director nominees during the past fiscal year. In considering whether to recommend prospective director nominees for selection by the Board, the Nominating Committee considers the entirety of the prospective nominees’ credentials, including, but not limited to, the following factors: (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience and industry background; (v) as applicable, their independence from management under applicable listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation. We do not have a formal policy as it relates to diversity with respect to director nominations; however, our practice is to seek diversity in experience, knowledge, viewpoints and abilities on the Board, recognizing that our business and operations are diverse and global in nature. The Nominating Committee does not assign specific weight to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes, however, that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating Committee and Board recognize the importance of diversity in director nominees with respect to professional experience, areas of expertise, background, viewpoints, skills, race, gender and national origin and generally consider such factors when identifying and evaluating director nominees and candidates. The Nominating Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or others or with respect to nominating anyone to our Board other than independent directors. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating Committee in writing, in accordance with the process described in “Shareholder Communications” below, with whatever supporting material the shareholder considers appropriate. The Nominating Committee will consider whether to nominate any person nominated by a shareholder pursuant to and in accordance with the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Diversity

Board Diversity Matrix (as of February 15, 2023)
Total Number of Directors	8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	-	-
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. Hamid Akhavan serving as Chief Executive Officer and President of the Corporation. Mr. Akhavan is responsible for the day-to-day management of the Corporation and plays a significant role in the formulation and advancement of corporate strategy, and Mr. Ergen provides overall and strategic leadership to the Board. Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.

Along with the separation of the Chairman of the Board and Chief Executive Officer roles, we established a Strategy Committee of the Board in 2020 to assist in identifying strategic priorities and working with management to develop and execute on the strategic direction and initiatives of the Corporation and associated risks.

Effective January 1, 2023, the Board of Directors appointed Pradman P. Kaul as its Vice Chair. The Vice Chair acts as chairman when the chairman is not present.

We believe this leadership structure is appropriate for the Corporation and in the best interest of our shareholders because, among other reasons, it allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.

Code of Ethics

We have a code of ethics for financial reporting that sets forth our commitment to ethical business conduct and accurate and timely disclosure practices. Our code of ethics applies to our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. Our code of ethics is available on our website at www.echostar.com/corporate-governance and in print form from us without charge upon request by writing to Investor Relations at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes. The Board discharges this oversight responsibility itself or by using its committees through regular reports received from, and discussions with, senior management on areas of material risk exposure to the Corporation. These reports and Board or committee discussions include, among other things, operational, financial, legal, regulatory, physical, strategic, cybersecurity and human capital risks. Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The Board (or appropriate committee in the case of risks in areas for which responsibility has been delegated to or is handled by a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes. As part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation. When a committee receives a report from a member of management regarding areas of risk, the chair of the relevant committee is expected to report on the discussion to the Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board and the Audit Committee also have authority to engage external advisors as necessary. A discussion of our risk assessment of compensation programs and practices is described in “Risk Assessment” in the Compensation Discussion and Analysis section on page 35 of this Proxy Statement.

The Board’s Role in Cybersecurity Risk Oversight

Cybersecurity risk management is an important focus of our Board. As part of its oversight of risk management, the Board of Directors is briefed at each of its meetings by the Corporation’s chief information security officer and other members of management and has met with third-party experts regarding cybersecurity and other security risks. With oversight from our Board, management regularly reviews and revises our relevant policies and procedures, invests in and maintains internal resources, personnel and systems and reviews, modifies and supplements our defenses through the use of various services, programs and outside vendors. We also maintain agreements with third-party vendors and experts to assist in our remediation and mitigation efforts if we experience or identify a material incident or threat.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of directors who meet the applicable independence and non-employee director requirements of NASDAQ and SEC rules and regulations. The current Compensation Committee members are Ms. Hershman and Mr. Schroeder. Neither of these individuals was an officer or employee of EchoStar or our subsidiaries or DISH or its subsidiaries at any time during the 2022 fiscal year. During the 2022 fiscal year, no executive officer of EchoStar served on: (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee, or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. All of our directors except Jeffrey R. Tarr were in attendance at our 2022 Annual Meeting of Shareholders held on April 28, 2022.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The table and information below set forth the name, age and position with the Corporation of each of our executive officers who are not also director nominees, the period during which each such executive officer has served as such, and each such executive officer’s business experience during at least the past five years. Information concerning Charles W. Ergen, Chairman; and Pradman P. Kaul, President of Hughes Communications and Director, is set forth above under “Proposal 1 — Election of Directors.”

Name	Age	Position
Hamid Akhavan	61	Chief Executive Officer and President
Paul Gaske	69	Chief Operating Officer
Dean A. Manson	56	Chief Legal Officer and Secretary
Adrian Morris	68	Chief Technology Officer
Michelle Pearre	54	Chief Human Resources Officer
Ramesh Ramaswamy	63	Executive Vice President – International

A substantial majority of the voting power of the shares of each of EchoStar and DISH is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established for the benefit of his family. Certain of our executive officers are or have previously been employed by DISH and its subsidiaries.

Hamid Akhavan. Mr. Akhavan has served as our Chief Executive Officer and President since March 31, 2022. Prior to joining the Company, Mr. Akhavan served as a Partner at Twin Point Capital, an investment firm, beginning in April 2018, and from March 2016 to April 2018, he was a Founding Partner of Long Arc Capital LLC. Prior March 2016, Mr. Akhavan held a variety of leadership positions, including as Chief Executive Officer of Unify, Inc. (formerly Siemens Enterprise Communications), and Chief Executive Officer of T-Mobile International, in connection with which, he also served as a member of the Board of Management of Deutsche Telekom. Mr. Akhavan has been a member of the Board of Directors of Vonage Holding Corp., a global cloud communications company, since 2016, and also serves on that Board’s Technology and Transactions Committees. In addition, since 2020, Mr. Akhavan has served as a member of the Board of Directors of Anterix Inc., a wireless communications company, and is a member of its Compensation and Nominating and Corporate Governance Committees.

Paul Gaske. Mr. Gaske became our Chief Operating Officer effective January 1, 2023, reporting to our Chief Executive Officer. Prior to becoming the Chief Operating Officer, Mr. Gaske was the Executive Vice President and General Manager of the North American Division of Hughes Network Systems, LLC since 1999. Mr. Gaske also oversees Hughes manufacturing.

Dean A. Manson.  Mr. Manson has served as our Chief Legal Officer and Secretary since November 2011 and is responsible for legal and government affairs and information security, among other things. Mr. Manson joined our subsidiary Hughes Network Systems, LLC in 2000 and was appointed its General Counsel in 2004. Prior to joining Hughes, Mr. Manson was with the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he focused on international project finance and corporate transactions.

Adrian Morris. Mr. Morris has served as our Chief Technology Officer since January 2023 leading our engineering team at EchoStar and its subsidiaries. Mr. Morris’ career began at our subsidiary, Hughes Network Systems, in 1982 as an engineer and he served as Executive Vice President, Engineering, of Hughes Network Systems since 2006.

Michelle Pearre. Ms. Pearre has served as our Chief Human Resources Officer since 2017. She has responsibility for Human Resources, Administration, Facilities, Real Estate and Physical Security. Since joining Hughes Network Systems in 1998, Ms. Pearre has held various positions of increasing responsibility in human resources.

Ramesh Ramaswamy. Mr. Ramaswamy has served as our Executive Vice President, International since 2021 and was our Senior Vice President, International since 2017. He oversees our international, mobile satellite and EchoStar Global businesses. Mr. Ramaswamy joined Hughes Network Systems in 1985 as a software engineer and has held positions of increasing responsibility in engineering, operations, marketing and sales.

INFORMATION REGARDING CHIEF EXECUTIVE OFFICER PAY RATIO

The pay ratio rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations (the “Pay Ratio Rules”) require us to provide the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Akhavan.

For 2022, our last completed fiscal year, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $111,758; and the annual total compensation of our Chief Executive Officer was $15,228,135 (See “Summary Compensation Table” below). Mr. Akhavan began serving as our Chief Executive Officer and President on March 31, 2022; as such, for the purposes of calculating the pay ratio, we have annualized his 2022 salary which results in an adjusted annual total compensation of $15,489,672. Mr. Akhavan received a sign-on stock award and sign-on option award that is not representative of the on-going awards he will receive; therefore, we also calculated his annual total compensation without these sign-on awards, which is $1,791,872. Accordingly, the ratio of the annual total compensation including the sign on awards of Mr. Akhavan, our Chief Executive Officer, to the median annual total compensation of our employees was 139 to 1 for 2022. The ratio of the annual total compensation without the sign on awards of Mr. Akhavan to the median annual total compensation of our employee was 16 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rules based on our payroll and employment records and the methodology described below. The Pay Ratio Rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Under the Pay Ratio Rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose gross pay as our CACM as that measure closely approximates the annual total direct compensation of our employees. However, we excluded equity exercises, allowances (wireless, relocation) and reimbursements (expense, tuition). We identified our median employee using this metric as of December 31, 2022. Specifically, we determined that our “median employee” was a full-time, salaried employee located in the United States. That employee had wages as reflected in our payroll records for the 12-month period ending December 31, 2022 in the amount of $110,417. As permitted by the Pay Ratio Rules, our payroll records do not include certain elements of compensation. We identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of the Pay Ratio Rules. See “Summary Compensation Table” below for the annual total compensation of our Chief Executive Officer. For foreign currencies, we converted to U.S. dollars using the average exchange rate for 2022.

As of December 31, 2022, our total employee population consisted of 2,310 individuals, with 602 of our employees being located in foreign countries. Approximately 74% of our employees were located in the United States, 8% were located in Brazil, 8% were located in India, 5% were located in Europe (primarily in the United Kingdom and Germany), and 5% were located in various other countries worldwide. As permitted by the Pay Ratio Rules, we excluded the following employees located in foreign countries: 12 employees in Chile, 23 employees in Colombia, 1 employee in Ecuador, 5 employees in Indonesia, 9 employees in Italy, 28 employees in Mexico, 14 employees in Peru, 7 employees in Russia, 1 employee in Saudi Arabia and 5 employees in the United Arab Emirates. As permitted by the Pay Ratio Rules, we also excluded employees in joint ventures that were not treated as consolidated subsidiaries for accounting purposes. After taking into consideration these adjustments, our adjusted employee population consisted of 2,205 individuals as of December 31, 2022.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of EchoStar used the pay ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE

The following table provides information required by Item 402(v) of Regulation S-K. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:(4)
Year	Summary Compensation Table Total for CEO (Mr. Dugan)(1)	Summary Compensation Table Total for CEO (Mr. Akhavan)(1)	Compensation Actually Paid to CEO (Mr. Dugan)(1)	Compensation Actually Paid to CEO (Mr. Akhavan)(1)(3)	Average Summary Compensation Table Total for non-CEO Named Executive Officers(2)	Average Compensation Actually Paid to non-CEO Named Executive Officers(3)	Total Shareholder Return	Peer Group Total Shareholder Return(5)	Net Income (In Millions)	Adjusted EBITDA(6) (In Millions)
2022	$635,518	$15,228,135	$507,438	11,295,035	$1,814,058	$1,182,949	38.51	50.39	166.5	656.0
2021	$1,775,101		$1,978,621		$1,458,855	$1,675,670	60.84	68.58	62.7	718.9
2020	$1,877,524		$1,349,444		$1,329,779	$686,244	48.93	63.15	(51.9)	642.9

(1)	During 2022, our Chief Executive Officers were Mr. Dugan (until March 31, 2022) and Mr. Akhavan (beginning March 31, 2022). For 2020 and 2021, our Chief Executive Officer was Mr. Dugan.
(2)	During 2022, our non-CEO NEOs consisted of Messrs. Kaul, Rayner, Manson and Johnson. During 2021, our non-CEO NEOs consisted of Messrs. Johnson, Kaul, Manson and Rayner. During 2020, our non-CEO NEOs consisted of our non-CEO NEOs consisted of Messrs. Johnson, Kaul, Manson and Rayner.
(3)	Compensation “actually paid” is calculated in accordance with Item 402(v) of Regulation S-K. The tables below set forth the adjustments made during each year presented in the table above to arrive at compensation “actually paid” to our NEOs during each of the years in question.

	CEO (Dugan)			CEO (Akhavan)
Adjustments to Determine Compensation “Actually Paid” for CEO’s	2022	2021	2020	2022
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table
Increase for “Service Cost” for pension plans
Increase for “Prior Service Cost” for pension plans
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table				(7,563,000)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table				(6,134,800)
Increase for fair value of awards granted during year that remain outstanding as of covered year end				5,004,000
Increase for fair value of awards granted during year that vested during covered year				4,760,700
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	(83,360)	161,100	(434,400)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(44,720)	42,420	(93,680)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year
Increase based upon incremental fair value of awards modified during year
Increase based on dividends or other earnings paid during covered year, prior to vesting date of award
Total Adjustments	(128,080)	203,520	(528,080)	(3,933,100)

Adjustments to Determine Compensation “Actually Paid” for Non-CEO NEOs	2022	2021	2020
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table
Increase for “Service Cost” for pension plans
Increase for “Prior Service Cost” for pension plans
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(869,344)
Increase for fair value of awards granted during year that remain outstanding as of covered year end	467,569
Increase for fair value of awards granted during year that vested during covered year
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	(62,520)	161,100	(484,391)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(33,540)	55,714	(159,150)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	(133,275)
Increase based upon incremental fair value of awards modified during year
Increase based on dividends or other earnings paid during covered year, prior to vesting date of award
Total Adjustments	(631,110)	216,814	(643,541)

(4)	Assumes $100 invested in our Class A common stock on December 31, 2019, and reinvestment of all dividends.
(5)	The peer group used by the Company consists of Gilat Satellite Networks Ltd., ViaSat, Inc., SES S.A., and Eutelsat Communications S.A. The peer group used by the Company in 2021 consisted of those companies, plus Intelsat S.A. Intelsat S.A. was removed from the peer group because it emerged from U.S. bankruptcy proceedings in February 2022 as a private company. Using the 2021 peer group, total shareholder return would have been $62.81 in 2020, $68.21 in 2021, and $50.11 in 2022.
(6)	Adjusted EBITDA means net income (loss) excluding interest income and expense, net, income tax benefit (provision), net, depreciation and amortization, and net income (loss) attributable to non-controlling interests, and excluding net gains and losses on investments, net foreign currency transaction gains (losses) and other non-recurring or non-operational items.

Relationship Between “Compensation Actually Paid” and Performance

The graphs below demonstrate the relationship between compensation “actually paid” to our CEOs and other NEOs and the performance measures shown in the Pay versus Performance table from 2020 to 2022, as well as a comparison of total shareholder return for our Company and our peer group over the same period. We believe these graphs reflect the relationship between compensation actually paid to the NEOs and the Company’s performance in 2021 and 2020. In 2022, we hired a new CEO, Mr. Akhavan, and provided compensation to him as agreed upon in his offer letter, taking into account the factors described in “Executive Compensation and Other Information - Compensation Discussion and Analysis – 2022 Executive Compensation.” Mr. Dugan retired as CEO in 2022, became a strategic advisor to the Company and was paid for these services at a reduced salary.

Comparison of 3 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2022
120.00
100.00
80.00
60.00
40.00
20.00
-
100.00
100.00
63.15
48.93
68.58
60.84
50.39
38.51
12/31/2019
12/31/2020
12/31/2021
12/31/2022
EchoStar Corp.
Peer Group Index

Tabular List of Most Important Financial Performance Measures

The following is a list of what we believe are the most important financial performance measures used to link NEO compensation to Company performance. For more information, see “Executive Compensation – Compensation Discussion and Analysis.”

Performance Measure	Explanation
Adjusted EBITDA	Net income (loss) excluding interest income and expense, net, income tax benefit (provision), net, depreciation and amortization, and net income (loss) attributable to non-controlling interests, and excluding net gains and losses on investments, net foreign currency transaction gains (losses) and other non-recurring or non-operational items.

Revenue	Consolidated revenue

Consumer Revenue	Consolidated revenue from our consumer broadband business

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by: (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our current directors; (iii) our Chief Executive Officer, the next three most highly compensated executive officers in 2022; (iv) Michael T. Dugan, who served as our Chief Executive Officer during 2022 and David J. Rayner, who served as our Chief Financial Officer in 2022 (collectively, the “Named Executive Officers” or “NEOs”); and (v) all of our current directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class (2)	Total Voting Power (3)
Class A Common Stock:
Charles W. Ergen (4)	50,478,565	60.2%	93.5%
Cantey M. Ergen (5)	49,903,192	59.9%	93.5%
BlackRock, Inc. (6)	3,648,576	10.3%	*
The Vanguard Group (7)	3,431,393	9.6%	*
Dimensional Fund Advisors LP (8)	2,184,218	6.1%	*
Hamid Akhavan (9)(10)	333,333	*	*
Dean A. Manson (9)	241,830	*	*
R. Stanton Dodge (9)(11)	47,517	*	*
Michael T. Dugan (9)	104,734	*	*
Pradman P. Kaul (9)	110,950	*	*
Lisa W. Hershman (9)	15,000	*	*
C. Michael Schroeder (9)(12)	29,526	*	*
Jeffrey R. Tarr (9)	32,260	*	*
William D. Wade (9)	26,949	*	*
David J. Rayner (9)	8,025	*	*
Anders N. Johnson (9)	23,490	*	*
All Current Directors and Executive Officers as a Group (13 persons) (13)	51,660,198	60.8%	93.5%
Class B Common Stock:
Charles W. Ergen (4)	47,687,039	100.0%	93.5%
Cantey M. Ergen (5)	47,687,039	100.0%	93.5%
All Current Directors and Executive Officers as a Group (13 persons) (14)	47,687,039	100.0%	93.5%

*Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112. As of the close of business on the Record Date, there were 35,594,333 Class A Shares outstanding and 47,687,039 Class B Shares outstanding. Class B Shares are convertible into Class A Shares on a one-for-one basis at any time.
(2)	Describes the ownership percentage of each class of shares beneficially owned by each beneficial owner. For the Class A Shares, the calculation assumes the conversion only of the Class B Shares beneficially owned by the applicable beneficial owner into Class A Shares and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or may vest within 60 days after, the Record Date.

(3)	Describes the total voting power of each beneficial owner taking into account all classes of shares beneficially owned by the applicable beneficial owner. The calculation assumes no conversion of any Class B Shares owned by any beneficial owner and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or vest within 60 days after, the Record Date. Each Class B Share is entitled to ten votes per share.
(4)	Mr. Ergen’s beneficial ownership includes: (i) 2,200,678 Class A Shares beneficially owned directly by Mr. Ergen; (ii) 3,705 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH Network Corporation 401(k) Employee Savings Plan (the “DISH 401(k) Plan”); (iii) 575,373 Class A Shares subject to employee stock options that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; (iv) 25,066 Class A Shares issuable upon conversion of the Class B Shares beneficially owned directly by Mr. Ergen; (v) 47 Class A Shares beneficially owned directly by Mr. Ergen’s spouse, Cantey M. Ergen; (vi) 201 Class A Shares beneficially owned indirectly by Mrs. Ergen in the DISH 401(k) Plan; (vii) 6,122 Class A Shares beneficially owned by one of Mr. Ergen’s children; (viii) 5,400 Class A Shares beneficially owned by a charitable foundation for which Mr. Ergen is an officer and for which he shares voting and dispositive power with Mrs. Ergen; (ix) 4,053,768 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2021 SATS GRAT dated June 9, 2021 (the “2021 June GRAT”); (x) 9,900,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year March 2022 SATS GRAT dated March 31, 2022 (the “2022 March GRAT”); (xi) 7,000,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2022 SATS GRAT dated June 23, 2022 (the “2022 June GRAT”); (xii) 13,900,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2022 SATS GRAT dated December 21, 2022 (the “2022 December GRAT”); and (xiii) 12,808,205 Class A Shares issuable upon conversion of Class B Shares held by Telluray Holdings, LLC (“Telluray Holdings”), for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings. Mr. Ergen’s beneficial ownership of Class A Shares excludes 1,640 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mr. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, the percentage of Class A Shares that Mr. Ergen may be deemed to beneficially own would be approximately 60.2%.
(5)	Mrs. Ergen’s beneficial ownership includes: (i) 47 Class A Shares beneficially owned directly by Mrs. Ergen; (ii) 201 Class A Shares beneficially owned indirectly by Mrs. Ergen in the DISH 401(k) Plan; (iii) 4,053,768 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2021 June GRAT; (iv) 9,900,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 March GRAT; (v) 7,000,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 June GRAT; (vi) 13,900,000 Class A Shares issuable upon conversion of Class B Shares beneficially owned by Mrs. Ergen solely by virtue of her position as trustee of the 2022 December GRAT; (vii) 2,200,678 Class A Shares beneficially owned directly by Mrs. Ergen’s spouse, Mr. Ergen; (viii) 3,705 Class A Shares beneficially owned indirectly by Mr. Ergen in the DISH 401(k) Plan; (ix) 6,122 Class A Shares beneficially owned by one of Mrs. Ergen’s children; (x) 5,400 shares of Class A Shares beneficially owned by a charitable foundation for which Mrs. Ergen is an officer and for which Mrs. Ergen shares voting power and dispositive power with Mr. Ergen; (xi) 12,808,205 Class A Shares issuable upon conversion of Class B Shares held by Telluray Holdings for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (xii) 25,066 Class A Shares issuable upon conversion of the Class B Shares beneficially owned directly by Mr. Ergen. Mrs. Ergen’s beneficial ownership of Class A Shares excludes 1,640 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family. Because each Class B Share is convertible on a one-for-one basis into a Class A Share, assuming conversion of all outstanding Class B Shares into Class A Shares and giving effect to the exercise of options held by Mrs. Ergen that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, the percentage of Class A Shares that Mrs. Ergen may be deemed to beneficially own would be approximately 59.9%. Mrs. Ergen exercises voting power with respect to Telluray Holdings and each of the 2021 June GRAT, the 2022 March GRAT, the 2022 June GRAT, and the 2022 December GRAT independently and, with respect to the 2021 June GRAT, the 2022 March GRAT, the 2022 June GRAT, and the 2022 December GRAT in accordance with her fiduciary responsibilities to the beneficiaries of such trusts. Mrs. Ergen exercises dispositive power with respect to each of the 2021 June GRAT, the 2022 March GRAT, the 2022 June GRAT, and the 2022 December GRAT independently and in accordance with her fiduciary responsibilities to the beneficiaries of such trusts.
(6)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055. Of the Class A Shares beneficially owned by BlackRock, Inc., it has sole voting power as to 3,442,369 Class A Shares and sole dispositive power as to 3,648,576 Class A Shares. The foregoing information is based solely upon a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2023.
(7)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Of the Class A Shares beneficially owned by The Vanguard Group, it has shared voting power as to 40,112 Class A Shares, sole dispositive power as to 3,357,677 Class A Shares and shared dispositive power as to 73,716 Class A Shares. The foregoing information is based solely upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023.
(8)	The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Of the Class A Shares beneficially owned Dimensional Fund Advisors LP, it has sole dispositive power as to 2,184,218 Class A Shares and sole voting power as to 2,144,512 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by Dimensional Fund Advisors LP, with the SEC on February 10, 2023.
(9)	Includes (i) Class A Shares held directly, (ii) Class A Shares held in the Corporation’s 401(k) Employee Savings Plan (the “401(k) Plan”), and (iii) Class A Shares subject to employee stock options or non-employee stock options, as applicable, that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date, in the amounts and for the beneficial owners listed below:

Name	Shares Held Directly	Shares Held in the 401(k) Plan	Shares Subject to Stock Options Exercisable within 60 Days
Hamid Akhavan	0	0	233,333
Dean A. Manson	5,721	761	235,348
R. Stanton Dodge	20,583	0	26,506
Michael T. Dugan	42,279	2,455	60,000
Pradman P. Kaul	3,350	541	107,059
Lisa W. Hershman	0	0	15,000
C. Michael Schroeder	0	0	26,506
Jeffrey R. Tarr	0	0	32,260
William D. Wade	0	0	26,506
David J. Rayner	6,315	1,710	0
Anders N. Johnson	22,000	1,490	0

(10)	Mr. Akhavan’s beneficial ownership also includes 100,000 restricted stock units that will vest on April 1, 2023.
(11)	Mr. Dodge’s beneficial ownership also includes 428.386 Class A Shares held by Mr. Dodge in the DISH 401(k) Plan.
(12)	Mr. Schroeder’s beneficial ownership also includes 3,020 Class A Shares held by a trust for which Mr. Schroeder is the trustee.
(13)	Includes: (i) 2,277,741 Class A Shares held directly; (ii) 7,727 Class A Shares held in the 401(k) Plan and 4,133 Class A Shares held by executive officers or directors in the DISH 401(k) Plan; (iii) 1,668,324 Class A Shares subject to employee and non-employee director stock options and restricted stock units that are either currently exercisable as of, or may become exercisable within 60 days after, the Record Date; (iv) 47,687,039 Class A Shares issuable upon conversion of Class B Shares; (v) 5,400 Class A Shares held by a charitable foundation; (vi) 6,813 Class A Shares held by a spouse or child directly and by a spouse indirectly in the DISH 401(k) Plan and by a trust for which a spouse is the trustee; and (vii) 3,020 Class A Shares held in trust.
(14)	Comprises the 47,687,039 Class B Shares beneficially owned by Mr. Ergen and certain entities established for the benefit of his family.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2022, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exception of the late filing of Form 4 by William D. Wade on March 25, 2022 for one purchase transaction made on December 2, 2021. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, our guiding principles and our decision-making process in determining NEO compensation, the elements of our NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2022.

Our NEOs in 2022 were Messrs. Hamid Akhavan, who became our Chief Executive Officer and President on March 31, 2022, Dean A. Manson, our Chief Legal Officer, Michael T. Dugan, who served as our Chief Executive Officer and President until March 31, 2022, and currently serves as a strategic advisor to the Company, Pradman P. Kaul, who served as President of our subsidiaries Hughes Communications, Inc. and Hughes Network Systems, LLC until December 31, 2022, David J. Rayner, who served as our Chief Financial Officer until October 7, 2022, and Anders Johnson, who served as our Chief Strategy Officer and President of EchoStar Satellite Services L.L.C. until June 3, 2022. None of our NEOs are currently party to an employment agreement with us other than Mr. Akhavan who entered into an offer letter in connection with his appointment as Chief Executive Officer and President. Mr. Kaul entered into an agreement regarding his employment with Hughes prior to our acquisition of all of the outstanding equity of Hughes Communications in 2011 (the “Hughes Acquisition”) and that agreement expired in accordance with its terms on April 1, 2022, after which date, Mr. Kaul’s employment by Hughes or any of its affiliates was at-will employment.

Executive Summary

2022 marked the start of a new era at EchoStar, as we welcomed a new Chief Executive Officer and President, appointed a new Chief Operating Officer, and bid farewell to several retiring executives, while aligning the Company for success in a changing industry. At the same time, we focused on optimizing operations and asset yields. Our consolidated revenue in 2022 was $2.0 billion, net income was $166.5 million and EBITDA was $707.6 million, reflecting growth in all of these categories despite increased competitive pressures and delays in the launch of our EchoStar XXIV satellite. (For a reconciliation of EBITDA to net income, the most directly comparable GAAP measure in our consolidated financial statements, see page 35 of our Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”) While our consumer broadband business was impacted by capacity constraints and other factors, we increased revenue by capitalizing on enterprise and government opportunities, both domestically and internationally. We also focused on managing costs in line with the change in revenue mix. We expect the EchoStar XXIV satellite to launch in the second quarter of 2023, and in 2022 we amended our agreement with the manufacturer to obtain compensation for past delays and realign remedies to incentivize the manufacturer to complete assembly and delivery expeditiously.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

We design our executive compensation programs with the goal of creating long-term shareholder value and ensuring our long-term success. Such goals are dependent upon our ability to motivate and retain talented and experienced executives and our ability to tie executive compensation to business performance. Accordingly, we design executive compensation programs to attract and retain the best talent, reinforce stock ownership and emphasize performance as a basis for compensation. Within this framework, our executive compensation program was guided by the following key principles in 2022:

●	attraction, retention and motivation of executive officers by offering base salaries, incentive compensation and employee benefits that are market-competitive and that facilitate hiring and retention of world-class talent;
●	recognition of management effectiveness and individual executive performance with annual review of performance for purposes of base salary increases and annual cash incentive awards;

●	recognition of the achievement of company-wide, business group and individual performance goals with respect to cash incentive awards; and
●	creation of shareholder value by aligning the interests of management and shareholders through equity compensation whose value will be based upon the future performance of our common stock and through performance-based cash incentives.

Compensation Best Practices

For our NEOs, we strive to follow sound corporate governance practices including:

●	a significant portion of NEOs direct compensation is linked to our financial performance
●	all our NEOs are at-will employees without employment agreements, other than Mr. Akhavan’s Offer Letter;
●	we provide our NEOs with few perquisites, no long-term cash incentive, no defined benefit or retiree medical benefits;
●	our NEOs are not provided with tax gross-ups;
●	our NEOs are not entitled to cash severance;
●	we maintain a Compensation Committee composed entirely of independent directors
●	our NEOs are not entitled to change in control payments other than double-trigger vesting of equity awards (other than with respect to the sign-on equity awards granted to our Chief Executive Officer and President under his Offer Letter described below).

General Compensation Levels

As stated above, the total compensation opportunities, including base salaries, incentives and other benefits and perquisites, offered to our NEOs have been designed to ensure that, for each executive as appropriate, they are competitive and support our executive recruitment, retention and motivation objectives, reward individual, group and company-wide performance and contribute to our success by aligning the interests of our executive officers and shareholders.

In determining the overall compensation of our NEOs, the Corporation considers the subjective recommendations of our Chief Executive Officer and President (other than with respect to his compensation), who consults with our Chairman, Mr. Ergen, and the subjective determinations of the Compensation Committee, all of which may take into account one or more of the following factors: (i) information described in “Compilation of Certain Peer Group Data” below and other information obtained from media reports or other generally available sources related to executive compensation information, (ii) the executive’s performance and contributions and/or considerations of retention, including, without limitation, the executive’s success in achieving individual, business group and company-wide goals and the extent to which the executive’s individual efforts contributed to and/or resulted in increases in corporate, division, department or individual success, (iii) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, (iv) the value of historic and current components of each NEO’s compensation, including the base salary and any bonus or incentive compensation paid to the NEO in the prior year, (v) the value of equity awards previously granted to the executive, (vi) our and our subsidiaries’ overall financial and business performance, (vii) if applicable, the performance of the NEO’s business unit, (viii) the rate of standard annual merit increases for employees who are performing at a satisfactory level, (ix) the expected compensation to be paid to other senior officers in the applicable year, (x) whether the NEO was promoted or newly hired in the prior or applicable year, and (xi) equity awards that would normally be granted upon a promotion in accordance with our policies for promotions. This approach to general compensation levels is not formulaic or standard and does not utilize formalized benchmarking, and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we generally believe that our NEOs should have appropriate incentives tied to the performance of our Class A Shares. Therefore, we may grant equity awards to a particular NEO in a given year based on a number of subjective criteria, including, without limitation, the value of equity awards previously granted to the NEO, whether a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold, the amount of equity incentives and/or severance benefits of a NEO in a particular year, whether a NEO has recently been promoted, a NEO’s position and role in our success and whether a NEO has made any exceptional contributions to our success.

Mr. Ergen recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our Chief Executive Officer and President. Our Chief Executive Officer and President, in consultation with Mr. Ergen, recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our other NEOs. After considering these recommendations and other considerations discussed above, the Board of Directors determines the annual base salary for each NEO. The Compensation Committee also makes and approves grants of options and other equity-based compensation to our NEOs, if any. Pursuant to the EchoStar Corporation Amended and Restated Executive Officer Bonus Incentive Plan (as amended from time to time, the “Executive Officer Bonus Incentive Plan”), the Compensation Committee also determines and establishes applicable payout targets and performance metrics for the payment of short-term cash incentive awards, determines whether and to what extent such performance metrics have been met for each NEO for a particular year and approves short-term cash incentive awards. The Compensation Committee and the Board of Directors place substantial weight on Mr. Ergen’s recommendations regarding all compensation matters in light of his role as our controlling shareholder.

Compilation of Certain Peer Group Data

In connection with our 2022 executive officer compensation, management reviewed compensation components for the named executive officers of Eutelsat S.A., Gilat Satellite Networks, and ViaSat, Inc., companies with similar industry characteristics to us, as disclosed in their respective publicly-filed proxy statements (the “Peer Group Data”). Along with the Peer Group Data, compensation data from technology companies with similar attributes provided in the Radford 2022 Global Compensation Survey, as well as media reports and other generally available sources related to executive compensation, were used solely as a subjective frame of reference, rather than for benchmarking compensation for the NEOs. We do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) placed limits on the tax deductibility of compensation in excess of $1 million paid to certain of our executive officers for any single taxable year. The Tax Cuts and Jobs Act of 2017 enacted in December 2017 (the “2017 Tax Act”), substantially modified Section 162(m) of the Internal Revenue Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million was generally nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) include any individual who served as the chief executive officer (the “CEO”) or the chief financial officer (the “CFO”) at any time during the taxable year and the three other most highly compensated executive officers (other than the CEO and CFO) for the taxable year, regardless of whether the officer is serving at the end of the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The 2017 Tax Act included a transition rule under which the changes to Section 162(m) described above do not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given that our contracts and equity awards, even if in place on November 2, 2017, will meet the requirements of the transition rule.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interests of the Corporation and our shareholders and consistent with the goals of our executive compensation program, we retained and continue to retain discretion to approve, and have paid and may in the future pay, annual, short-term, long-term or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee in connection with recommending the setting of compensation for our executive officers during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program include:

●	base salary;
●	equity incentive compensation (short-term and/or long-term) in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plan as well as eligibility to participate in an employee stock purchase plan;
●	short-term cash incentive compensation;
●	our 401(k) Employee Savings Plan (“401(k) Plan”);
●	a nonqualified deferred compensation plan; and
●	other compensation, including perquisites, personal benefits and post-termination compensation.

Our long and short-term incentive compensation generally include conditional and/or performance-based cash and/or equity incentive compensation.

The components of our executive compensation program combine to promote the objectives and policies described above. Base salary, 401(k) Plan benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs. Long-term equity and/or performance-based incentive compensation align NEO compensation with the creation of long-term shareholder value and generally promote retention. Short-term cash and/or equity incentives reward individual, business group and/or company performance and achievement of shorter-term goals important to us.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another. However, our goal is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered. Each element of our executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executive officers be provided in a form that is fixed and liquid occurring over regular intervals. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries of our NEOs. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the factors outlined above in “General Compensation Levels,” with particular emphasis on:

●	EchoStar’s and our subsidiaries’ overall financial and business performance;
●	the performance of the NEO’s business unit;
●	the NEO’s individual contributions to EchoStar and our subsidiaries;
●	the rate of standard annual merit increases for employees who are performing at a satisfactory level; and
●	information described in “Compilation of Certain Peer Group Data”.

Equity Incentive Compensation

We believe that our executive officers generally will be better able to contribute to our success and help build incremental shareholder value if they have a stake in our future success and value. We believe this stake helps retain executives and focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the interests of our shareholders. Equity awards therefore have generally represented an important component of our compensation program for most of our NEOs. We have historically attempted to create general incentives with standard stock option grants and conditional or performance-based incentives through awards that include payouts in cash. Grants of equity incentive compensation have usually been dependent on a combination of the factors outlined above in “General Compensation Levels.”

To aid in our retention of employees, options and restricted stock unit awards granted under our stock incentive plans, including those granted to our NEOs, generally have vested at the rate of 20% per year (except with respect to the initial grants of options and restricted stock awards provided to Mr. Akhavan, our Chief Executive Officer and President, in connection with his commencement of employment, which vest at a rate of 33.3% per year) and, in the case of options, have had exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Generally, our option agreements and restricted stock unit agreements with executive officers have included acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control (with the exception of the agreements governing the initial grants of option and restricted stock awards provided to Mr. Akhavan, which are subject to accelerated vesting upon certain terminations of employment or the occurrence of certain extraordinary corporate transactions, as described further below).

Stock Incentive Plan

We have two general employee stock incentive plans, which we refer to as the Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) and the EchoStar Corporation 2017 Stock Incentive Plan (the “2017 Stock Incentive Plan,” and together with the 2008 Stock Incentive Plan, the “Stock Incentive Plans”).

The 2008 Stock Incentive Plan expired on January 1, 2018. No new awards have been or will be granted under the 2008 Stock Incentive Plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and vest and/or are exercised in accordance with their terms. The 2017 Stock Incentive Plan was approved by our shareholders on May 2, 2017, and we have used this plan for equity grants to our executive officers and other key employees since that date.

The purpose of our Stock Incentive Plans is to provide incentives to attract, motivate and retain executive officers, employees, consultants and advisors, to offer participants incentives to put forth maximum efforts for the success of our business and to afford participants an opportunity to acquire a proprietary interest in EchoStar. The Stock Incentive Plans are administered by the Compensation Committee which retains the discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards. Awards available to be granted under the 2017 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day). As of December 31, 2022, there were (i) outstanding options to purchase approximately 6.3 million of our Class A Shares under our Stock Incentive Plans; (ii) no outstanding restricted stock units other than the 300,000 restricted stock units issued with respect to Mr. Akhavan, as described below; and (iii) approximately 3.8 million of our Class A Shares remaining available for issuance under the 2017 Stock Incentive Plan. Our outstanding option awards generally vest at the rate of 20% per year commencing one year from the date of grant. In connection with the BSS Transaction, we adjusted options to acquire Class A Shares that were unexercised and outstanding on September 10, 2019 to maintain the value of such awards before and after such transaction, which resulted in an increase in the number of shares subject to such options and a reduction in the exercise price of such options. In connection with Mr. Kaul’s retirement, we entered into a letter agreement with Mr. Kaul proving that all references in certain of Mr. Kaul’s outstanding stock options to “employment” as a requirement of eligibility for vesting and exercisability will be deemed to refer, among other things, to continued service on our Board of Directors. As a result, such options remain outstanding and eligible to vest in accordance with their terms following Mr. Kaul’s retirement. The stock options and restricted stock units granted to Mr. Akhavan in connection with his commencement of employment vest, and become exercisable or settled, as applicable, in substantially equal annual installments over a three-year period following the date of grant, with certain accelerated vesting in the event Mr. Akhavan experiences certain terminations of employment, or upon the occurrence of certain extraordinary corporate transactions.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation. Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan. Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares. Up to 4.0 million of our Class B Shares are available for award under the 2008 Class B Chairman Stock Option Plan. Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan. No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan (“ESPP”)

We have an employee stock purchase plan, which we refer to as the ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares. Generally, all full-time employees who have been employed by the Corporation or certain of our subsidiaries for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions during an offering period under the plan. Unless otherwise provided by the Board of Directors prior to the beginning of an offering period, stock purchases are made on the last business day of each such quarterly purchase period at 85% of the closing price of the Class A Shares on that date. Beginning with any offering period commencing after October 20, 2022, shares purchased may not be sold or otherwise disposed of for 180 days after the purchase date. Under the terms of the ESPP, each employee’s deductions are limited so that the maximum such employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP. Our NEOs are eligible to participate in the ESPP on the same terms as our other employees.

Short-Term Cash Incentive Compensation

In November 2021, we amended and restated our short-term cash incentive program for our NEOs, which we refer to as the Executive Officer Bonus Incentive Plan. The Executive Officer Bonus Incentive Plan is a cash incentive plan intended to promote our success by providing performance-oriented incentives to motivate our executive officers whose decisions and performance have a significant impact on our success and to reward them for superior managerial performance and our successful performance and growth. Participation in the Executive Officer Bonus Incentive Plan is limited to our executive officers. Under the Executive Officer Bonus Incentive Plan, cash payments are awarded and are based on target award amounts for each year determined by the Compensation Committee for each participant and on the achievement of corporate, business segment and/or individual executive performance metrics established by the Compensation Committee for each fiscal year from among those set forth in the Executive Officer Bonus Incentive Plan. For each participant, 50% of the payout target is based on the achievement of company-wide performance metrics and the remaining 50% of the payout target is based on the Compensation Committee’s subjective assessment of each participant’s performance, taking into account the recommendation of the Chairman and, in the case of participants other than the Chief Executive Officer and President, the recommendation of the Chief Executive Officer and President. Individual awards under the Executive Officer Bonus Incentive Plan may range between zero and a maximum amount equal to or exceeding 100% of the applicable target award amount as determined by the Compensation Committee for each participant. All of our NEOs are eligible to receive, and did receive, short-term cash incentive payments for 2022 pursuant to the Executive Officer Bonus Incentive Plan, other than Messrs. Dugan, Johnson, and Rayner, who did not receive short-term cash incentive compensation because they left their positions with the Company in 2022. See “Summary Compensation Table” below.

We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. None of our NEOs received discretionary cash bonuses in 2022. See “Summary Compensation Table” below.

401(k) Plan

We have adopted a defined-contribution tax-qualified 401(k) Plan for eligible employees, including our executives, to facilitate our employees’ ability to save some percentage of their cash compensation for retirement. New employees become immediately eligible for participation in the 401(k) Plan upon the commencement of their employment. Participants in the 401(k) Plan are entitled to contribute up to 75% of their eligible compensation subject to the maximum contribution limit provided by the Internal Revenue Code. Effective January 1, 2023, eligible employees have the option to contribute up to 75% of their compensation on a pre-tax, Roth after-tax basis, or voluntary after-tax basis subject to the Internal Revenue Code limits. Roth in-plan conversions of pre-tax or voluntary after-tax contributions are allowed. All employee contributions to the 401(k) Plan are immediately vested. The Corporation matches 50 cents on the dollar for the first 6% of each employee’s salary contributions to the 401(k) Plan for a total of 3% match on a pre-tax basis up to a maximum of $7,500 annually. Our match is calculated each pay period there is an employee contribution. In addition, we may make an annual discretionary contribution to the 401(k) Plan in cash or our stock. All Corporation contributions under the 401(k) Plan vest at 20% per year and are 100% vested after an eligible employee has completed five years of employment. Our NEOs participate in the 401(k) Plan, including corporate contributions, on the same terms as our other employees.

Nonqualified Plan

We have adopted a nonqualified plan for the benefit of a select group of officers (as amended from time to time, the “Nonqualified Plan”), including our NEOs, whose benefits under our 401(k) Plan are limited by the Internal Revenue Code. Nonqualified Plan participants can elect to contribute up to 75% of their eligible compensation and up to 100% of their eligible bonus compensation into the Nonqualified Plan on a pre-tax basis each pay period. We do not match any employee contributions in the Nonqualified Plan. Participants are always 100% vested in the contributions they make into the Nonqualified Plan. During 2022, all of our NEOs were eligible to participate in the Nonqualified Plan, and Messrs. Dugan, Manson and Rayner were the only NEOs who contributed to the Nonqualified Plan. See “Nonqualified Deferred Compensation” below.

Akhavan Offer Letter

In connection with our offer of employment, Mr. Akhavan entered into an offer letter with the Company, dated as of February 17, 2022 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Akhavan is entitled to receive an annual base salary of $1,000,000, and is eligible to earn a performance-based annual cash award in a target amount equal to $1,000,000 (although Mr. Akhavan was guaranteed to receive an annual cash award of $750,000 with respect to the 2022 calendar year, subject to his having commenced employment on or before March 31, 2022, and remaining employed through December 31, 2022). Pursuant to the Offer Letter, in April 2022 Mr. Akhavan was granted an award of 700,000 stock options and 300,000 restricted stock units, both of which will vest in annual installments over a three year period, with accelerated vesting in the event Mr. Akhavan experiences certain terminations of employment, or upon the occurrence of certain extraordinary corporate transactions, as described below. The Offer Letter does not provide for any severance payments or benefits.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered numerous plans and other benefits to our executive officers, on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, the ESPP and the 401(k) Plan as well as discounts on our and other companies’ products and services. Relocation benefits may also be provided and reimbursed, but are individually negotiated when they occur. In some years, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use. During 2022, none of our NEOs used our corporate aircraft for personal use. Although Mr. Kaul’s employment agreement had expired, for 2022 we continued to pay on behalf of Mr. Kaul, amounts relating to excess medical benefits, personal liability insurance, and financial planning services provided under such employment agreement. See “Summary Compensation Table” below.

Since his commencement of employment with us, we have been reimbursing Mr. Akhavan for reasonable commuting expenses related to travel between his home in New Jersey and the Company’s offices in Germantown, Maryland. Since September 1, 2022, we have also been providing Mr. Akhavan with a monthly stipend intended to defray the cost of temporary housing in the Germantown, Maryland area, to enable Mr. Akhavan to remain within driving distance of our offices during the work week.

We have not traditionally had any plans in place to provide severance benefits to employees. However, generally the equity awards that have been granted to our executive officers are subject to acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control, provided that the stock options and restricted stock units granted to Mr. Akhavan pursuant to his Offer Letter provide for (i) partial acceleration of vesting in the event that Mr. Akhavan experiences a terminations of employment by us other than for cause or on account of a constructive termination, (ii) partial acceleration of vesting upon the occurrence of certain extraordinary corporate transactions, and (iii) full acceleration of vesting in the event of a change in control. See “Potential Payments Upon Termination or Following a Change in Control” below.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding shareholder advisory vote on executive compensation at the annual meeting of shareholders held in April 2020. Over 99% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting. The Compensation Committee reviewed these voting results after such meeting, and the Corporation did not change its approach to executive compensation as a direct result of the vote. In May 2017, a majority of our shareholders approved, on a non-binding advisory basis, that we should provide our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at our annual meeting of shareholders at least once every three years. After considering the preference of our shareholders and other factors, our Board of Directors determined that we will hold, and include in our proxy materials, a non-binding shareholder advisory vote on the compensation of our named executive officers every three years until the next required shareholder vote on the frequency of such non-binding shareholder advisory votes on executive compensation. At the Annual Meeting, there will be a non-binding advisory shareholder vote on executive compensation.

2022 Executive Compensation

With respect to the executive compensation of our NEOs, we reviewed total compensation of each NEO and the factors outlined above in “General Compensation Levels.”

Compensation of Our Chief Executive Officer and President

2022 Base Salary.  Base salary for our Chief Executive Officer and President is reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Ergen’s recommendations. Mr. Ergen made a recommendation with respect to the 2022 base salary of Mr. Dugan after considering the factors outlined above in “General Compensation Levels,” placing primary weight on (a) Mr. Dugan’s base salary in 2021, (b) Mr. Dugan’s performance in 2021, and (c) whether, in Mr. Ergen’s subjective view, an increase in base salary was warranted based on such performance or in order to retain Mr. Dugan. In determining Mr. Dugan’s 2022 base salary, Mr. Ergen recommended, the Compensation Committee reviewed, discussed and recommended and the Board of Directors determined that a base salary increase for 2022 for Mr. Dugan was not necessary. Mr. Dugan’s base salary was reduced to $240,000 when he retired as Chief Executive Officer and President and became a strategic advisor to the Company to reflect this change in role with the Company and part time work status. From that point of time until the end of 2022, pursuant to the Amended and Restated Professional Services Agreement described below under “Certain Relationships and Related Party Transactions,” DISH paid half of Mr. Dugan’s salary as a strategic advisor in consideration of the advisory services Mr. Dugan provided that benefited DISH. Mr. Dugan’s salary as strategic advisor is $60,000 for 2023, none of which will be paid by DISH.

Mr. Ergen made a recommendation with respect to the 2022 base salary of $1,000,000 for Mr. Akhavan after considering the factors outlined above in “General Compensation Levels,” placing primary weight on (a) Mr. Dugan’s base salary as the prior Chief Executive Officer and President, (b) compensation levels for our other executive officers, (c) Mr. Akhavan’s compensation history, and (d) compensation levels of chief executive officers of comparable companies.

2022 Cash Bonus.  We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. No discretionary cash bonus was paid to Messrs. Dugan or Akhavan for 2022. See “Summary Compensation Table” below.

2022 Short-Term Cash Incentive Compensation.  The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination is made by the Compensation Committee for Mr. Dugan primarily on the basis of Mr. Ergen’s recommendations. For 2022, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on Mr. Dugan’s role in driving the Corporation’s overall performance, including 50% based on the Corporation’s financial and operational performance in 2022, and 50% based on management effectiveness and individual executive performance in 2022. Mr. Ergen recommended, and the Compensation Committee reviewed, discussed and determined, payout targets and performance metrics for 2022 for the payment of a short-term cash incentive award under our Executive Officer Bonus Incentive Plan for Mr. Dugan. Based on the recommendation of Mr. Ergen, the Compensation Committee determined that the 2022 payout target for Mr. Dugan would be $1,000,000 (100% of base salary at that time). No payout was made to Mr. Dugan for 2022 as he retired from the positions of Chief Executive Officer and President and became a strategic advisor to the Company.

Mr. Ergen and the Compensation Committee determined that Mr. Akhavan will be entitled to earn a performance-based annual cash award in a target amount of $1,000,000 based upon the achievement of certain specified business objectives, provided that for 2022, Mr. Akhavan was guaranteed an annual cash award for 2022 of $750,000, so long as he commenced employment on or before March 31, 2022, and remained employed through December 31, 2022. Accordingly, Mr. Akhavan will be awarded an annual cash award for 2022 of $750,000 as he met the requirements outlined in his Offer Letter.

2022 Equity Incentives.  With respect to equity incentives, we took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on evaluating the position of our Chief Executive Officer and President to determine whether he has appropriate incentives tied to the performance of our Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s subjective recommendation. Mr. Dugan was not granted any equity incentives for 2022 since he retired as Chief Executive Officer and President as of March 31, 2022.

Pursuant to his Offer Letter, Mr. Ergen and the Compensation Committee determined to grant Mr. Akhavan stock options to purchase 700,000 shares of our common stock and 300,000 restricted stock units in order to incentivize Mr. Akhavan to accept our offer of employment. Such amounts were based upon (a) amounts Mr. Ergen and the Compensation Committee determined were necessary to entice Mr. Akhavan to accept the position with the Company, (b) Mr. Akhavan’s compensation potential with his previous employer and (c) equity incentives held by chief executive officers of comparable companies.

Compensation of Other Named Executive Officers

2022 Base Salary.  Base salaries for each of our NEOs, other than the Chief Executive Officer and President, are reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on the Chief Executive Officer and President’s recommendation. Mr. Dugan made recommendations with respect to the 2022 base salary of each of our NEOs, other than the Chief Executive Officer and President, after consulting with Mr. Ergen and after considering the factors outlined above in “General Compensation Levels,” placing primary weight on (a) the NEO’s base salary in 2021, (b) the NEO’s performance in 2021, and (c) whether, in his subjective view, an increase in base salary was warranted based on such performance or in order to retain the NEO. In determining the 2022 base salaries for our NEOs, other than the Chief Executive Officer and President, Mr. Dugan recommended that the base salary be increased by 8% for each of Messrs. Johnson, Kaul, Manson and Rayner. The Compensation Committee reviewed, discussed and recommended, and the Board of Directors accepted, Mr. Dugan ’s recommendations with respect to the 2022 base salaries for each of these NEOs.

2022 Cash Bonus.  We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. None of our NEOs received a discretionary cash bonus for 2022. See “Summary Compensation Table” below.

2022 Short-Term Cash Incentive Compensation.  The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination for our NEOs, other than the Chief Executive Officer and President, is made by the Compensation Committee primarily on the basis of Mr. Dugan’s recommendations. For 2022, Mr. Dugan consulted with Mr. Ergen and based his recommendations on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on each NEO’s role in driving the Corporation’s overall performance, including 50% based on the Corporation’s financial and operational performance in 2022 and 50% based on management effectiveness and individual executive performance in 2022. Mr. Dugan recommended, and the Compensation Committee reviewed, discussed and determined, payout targets and performance metrics for 2022 for the payment of short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for each of our NEOs other than the Chief Executive Officer and President. Mr. Akhavan and the Compensation Committee determined whether and to what extent the applicable performance metrics were met for each such NEO for 2022, and the amount of the cash incentive award for 2022 paid under the Executive Officer Bonus Incentive Plan to each of our other NEOs.

Based on the recommendations of Mr. Dugan the Compensation Committee approved the following 2022 payout targets and performance metrics. Based on the recommendations of Mr. Akhavan, the Compensation Committee approved the following 2022 short-term cash incentive awards under our Executive Officer Bonus Incentive Plan.

NEO	2022 Payout Target	2022 Performance Metrics	2022 Incentive Award Payment (1)
Michael Dugan	$1,000,000 (100% of base)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$0
Anders N. Johnson	$864,000 (100% of base)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$0
Pradman P. Kaul	$950,400 (100% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$690,941
Dean A. Manson	$648,000 (100% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$453,600
David J. Rayner	$712,800 (100% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$0

(1)	Messrs. Dugan, Johnson and Rayner were not eligible for an Incentive Award Payment because they left their positions with the Company prior to the end of the year.

See “Summary Compensation Table” below.

2022 Equity Incentives.  With respect to equity incentives, we took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on evaluating the position of each of our other NEOs to determine whether each NEO other than our Chief Executive Officer and President has appropriate incentives tied to the performance of our Class A Shares. These determinations are made by the Compensation Committee primarily on the basis of the Chief Executive Officer and President’s subjective recommendations. Taking into account, among other things, the factors described in “General Compensation Levels” above, each such NEO’s 2022 salary and 2022 payout target under the Executive Officer Bonus Incentive Plan, the equity awards appropriate to retain, motivate and reward each such NEO, the date and amount of the last equity award received by each such NEO, the value of each of their existing equity awards and whether any of them is entitled to severance payments, the Chief Executive Officer and President, after consulting with Mr. Ergen, recommended and the Compensation Committee agreed that Messrs. Johnson, Kaul, Manson, and Rayner were granted stock options with respect to 100,000, 75,000,100,000 and 100,000 shares of our common stock respectively.

Anti-Hedging.  Our insider trading policy prohibits our employees, including our executive officers, and members of our Board of Directors from engaging in any type of hedging or monetization transaction with respect to our securities. The prohibited transactions include, but are not limited to, the pledging as collateral of any of our securities, including establishing or increasing margin loans.

Risk Assessment

We believe that our compensation programs and practices, which include a mix of short-term and long-term compensation and consist primarily of fixed cash salary, short-term incentive cash awards and equity incentive awards with multi-year vesting, assist in our efforts to mitigate excessive risk-taking by our employees. We annually review the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks. We concluded that certain features of these programs tend to reduce the likelihood of excessive risk-taking, including a balance of compensation that is designed to promote the Corporation’s goals and create shareholder value by aligning the interests of management and shareholders through equity and cash incentives, multi-year vesting of equity awards and a mix of short-term and long-term compensation, thus reducing the incentive to take risks that are not consistent with the Corporation’s goals, and the Compensation Committee’s and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and shareholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Lisa W. Hershman (Chair)

C. Michael Schroeder

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation earned by each NEO for the fiscal years ended December 31, 2022, 2021 and 2020.

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Hamid Akhavan	2022	738,463	—	7,563,000	6,134,800	750,000	—	41,872	15,228,135
Chief Executive Officer and President

Michael T. Dugan (6)	2022	617,934	—	—	—	—	—	17,584	635,518
Former Chief Executive Officer and President	2021	1,000,002	—	—	—	694,000	63,515	17,584	1,775,101
	2020	1,038,463	—	—	—	674,000	149,109	15,952	1,877,524

Anders N. Johnson (7)	2022	410,267	—	—	927,300	—	—	14,258	1,351,825
Chief Strategy Officer and President, EchoStar Satellite Services	2021	800,010	—	—	—	635,200	23,117	14,480	1,472,807
	2020	646,171	—	—	—	539,200	28,331	14,407	1,228,109

Pradman P. Kaul (7)	2022	931,458	—	—	695,475	690,941	—	51,589	2,369,463
President, Hughes Communications, Inc.	2021	880,006	—	—	—	698,720	284,266	52,237	1,915,229
	2020	840,010	—	—	—	681,120	296,912	51,688	1,869,730

Dean A. Manson (7)	2022	635,084	—	—	927,300	453,600	—	15,290	2,031,274
Chief Legal Officer and Secretary	2021	600,018	—	—	—	476,400	18,044	14,690	1,109,152
	2020	530,782	—	—	—	464,400	7,816	13,165	1,016,163

David J. Rayner (7)	2022	559,835	—	—	927,300	—	—	16,537	1,503,672
Executive Vice President, CFO, COO and Treasurer	2021	660,005	—	—	—	524,040	138,209	15,980	1,338,234
	2020	630,017	—	—	—	444,840	115,878	14,407	1,205,142

(1)	None of our NEOs received discretionary cash bonuses for 2022, 2021 and 2020.
(2)	The amounts reported in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18, Note 18 and Note 19 in the Notes to the Corporation’s audited financial statements for the fiscal years ended December 31, 2021, 2020 and 2019, respectively, included in our 2021 Form 10-K and the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 23, 2021 and February 20, 2020, respectively. These amounts include both vested and unvested awards, as applicable.

(3)	Under our Executive Office Bonus Incentive Plan, for 2022, Messrs. Akhavan, Kaul, and Manson were eligible to receive, and did receive, short-term cash incentive payments. For 2021 and 2020, each of our NEOs were eligible to receive, and did receive, short-term cash incentive payments. These short-term cash incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column. For 2022, these short-term cash incentive payments equaled approximately 72.7% and 70.0% of the respective payout targets under our Executive Office Bonus Incentive Plan for Messrs. Kaul and Manson. Mr. Akhavan received 100% of his prorated target as guaranteed pursuant to his offer letter. For 2021, these short-term cash incentive payments equaled approximately 69.4%, 79.4%, 79.4%, 79.4% and 79.4% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Dugan, Johnson, Kaul, Manson and Rayner, respectively, as a result of the achievement of certain financial and operational performance metrics as well as factors regarding business segment activities, management effectiveness and individual executive performance, in all cases as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan. For 2020, these short-term cash incentive payments equaled approximately 67.4%, 67.4%, 77.4%, 77.4% and 67.4% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Dugan, Johnson, Kaul, Manson and Rayner, respectively, as a result of the achievement of certain financial and operational performance metrics as well as factors regarding business segment activities, management effectiveness and individual executive performance, in all cases as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan. For 2019, these short-term cash incentive payments equaled approximately 48%, 58%, 53%, 68% and 63% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Dugan, Johnson, Kaul, Manson and Rayner, respectively, as a result of the achievement of certain financial and operational performance metrics as well as factors regarding business segment activities, management effectiveness and individual executive performance, in all cases as determined by the Compensation Committee pursuant to the Executive Officer Bonus Incentive Plan.
(4)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation. Messrs. Akhavan, Dugan, Johnson, Kaul, Manson and Rayner all had aggregate earnings under our Nonqualified Plan in 2022 of $0.
(5)	For 2022, “All Other Compensation” for all of our NEOs includes $7,500 in matching contributions made by the Corporation pursuant to our 401(k) Plan and $5,000 of Class A Shares granted to each NEO except Mr. Akhavan pursuant to our discretionary contributions to the 401(k) Plan, and imputed income related to group term life insurance. For 2022, “All Other Compensation” for Messrs. Dugan, Manson and Rayner also includes contributions made by the Corporation pursuant to the Corporation’s health savings account program of $1,500, $1,500, and $960 respectively. Mr. Kaul’s “All Other Compensation” for 2022 includes amounts related to programs put in place by Hughes prior to the Hughes Acquisition, and is composed of (i) $13,683 for executive medical benefits, (ii) $18,880 for financial planning services and related travel, and (iii) $4,424 for personal liability insurance. Mr. Akhavan’s “All Other Compensation for 2022 includes $32,657.81 for Housing Allowance and Relocation Expenses.
(6)	Mr. Dugan’s base salary was reduced from $1,000,000 to $240,000 when he retired as Chief Executive Officer and President, and became a strategic advisor to the Company. Until the end of 2022, pursuant to the Amended and Restated Professional Services Agreement described below in “Certain Relationships and Related Party Transactions,” DISH paid half of Mr. Dugan’s salary as strategic advisor in consideration of the advisory services Mr. Dugan provided that benefited DISH.
(7)	The base salaries of Messrs. Johnson, Kaul, Manson and Rayner were increased in 2022 by 8%.

Grants of Plan-Based Awards

The following table provides information on 2022 awards granted to our NEOs.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Hamid Akhavan	4/1/2022		750,000	750,000	750,000				300,000	700,000	25.21	13,697,800
Michael T. Dugan			—	1,000,000	1,000,000	—	—	—	—	—	—	—
Anders N. Johnson	4/1/2022		—	864,000	864,000	—	—	—	—	100,000	25.21	927,300
Pradman P. Kaul	4/1/2022		—	950,400	950,400	—	—	—	—	75,000	25.21	695,475
Dean A. Manson	4/1/2022		—	648,000	648,000	—	—	—	—	100,000	25.21	927,300
David J. Rayner	4/1/2022		—	712,800	712,800	—	—	—	—	100,000	25.21	927,300

(1)	These amounts reflect threshold, target and maximum payout amounts for 2022 for our NEOs under our Executive Officer Bonus Incentive Plan. There are no guaranteed minimum amounts payable under our Executive Officer Bonus Incentive Plan except for the payout noted for Mr. Akhavan, and maximum amounts may exceed these numbers if approved by the Compensation Committee. See “Summary Compensation Table” for actual short-term cash incentives earned by our NEOs for 2022 under our Executive Officer Bonus Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in our Class A Shares, were granted under the terms of our Stock Incentive Plans and were outstanding as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Unearned Options (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Options Unexercisable (#) (2)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hamid Akhavan (3)	—	—	700,000	25.21	4/1/2032	300,000	5,004,000	—	—

Michael T. Dugan	287,686	—	—	29.74	12/31/2022	—	—	—	—
	60,000	—	40,000	38.89	10/1/2029	—	—	—	—

Pradman P. Kaul	92,059	—	—	38.19	4/1/2026	—	—	—	—
	60,000	—	40,000	38.89	01/31/2023	—	—	—	—
	—	—	75,000	25.21	4/1/2032	—	—	—

Dean A. Manson	86,305	—	—	43.21	1/1/2024	—	—	—	—
	57,537	—	—	44.99	4/1/2025	—	—	—	—
	11,506	—	—	38.19	4/1/2026	—	—	—	—
	60,000	—	40,000	38.89	10/1/2029	—	—	—	—
	—	—	100,000	25.21	4/1/2032

David J. Rayner	80,551	—	—	29.74	12/31/2022	—	—	—	—
	86,305	—	—	43.21	1/31/2023	—	—	—	—
	74,798	—	—	44.99	1/31/2023	—	—	—	—
	60,000	—	40,000	38.89	1/31/2023	—	—	—	—
		—	100,000	25.21	1/31/2023	—	—	—

(1)	In connection with the BSS Transaction, we adjusted all options that were unexercised and outstanding on September 10, 2019, which resulted in an increase in the number of shares subject to such options and a decrease in the exercise price of such options.
(2)	All option awards that were not fully vested as of December 31, 2022 vest at the rate of 20% per year, commencing one year after the grant date, if the executive officer is employed by EchoStar or its subsidiaries on each vesting date.
(3)	The stock options granted to Mr. Akhavan vest over a three year period following the date of grant of April 1, 2022, with accelerated vesting in the event that Mr. Akhavan experiences certain terminations of employment, or upon the occurrence of certain extraordinary corporate transactions. The restricted stock units granted to Mr. Akhavan vest over a three year period following the date of grant of April 1, 2022, with accelerated vesting in the event that Mr. Akhavan experiences certain terminations of employment, or upon the occurrence of certain extraordinary corporate transactions.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock and restricted stock units held by our NEOs during the year ended December 31, 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Hamid Akhavan	—	—	—	—
Michael T. Dugan	—	—	—	—
Anders N. Johnson	—	—	—	—
Pradman P. Kaul	—	—	—	—
Dean A. Manson	—	—	—	—
David J. Rayner	—	—	—	—

(1)	The value realized on exercise is computed by multiplying the difference between (i) for stock options, the exercise price of the stock option and the market price of the shares by the number of shares with respect to which the option was exercised, and (ii) for other stock awards, zero and the closing market price of the shares on the date of acquisition (or the prior trading day if the date of acquisition was not a trading day) by the number of shares acquired.

Nonqualified Deferred Compensation

The following table summarizes nonqualified deferred compensation earned or contributed by, or on behalf of, our NEOs under our Nonqualified Plan for the year ended December 31, 2022.

Name	Executive Contributions in 2022 ($)	Registrant Contributions in 2022 ($)	Aggregate Earnings in 2022 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/22 ($)
Hamid Akhavan	—	—	—	—	—
Michael T. Dugan	202,546	—	(209,985)	—	958,904
Anders N. Johnson	—	—	(33,183)	—	144,625
Pradman P. Kaul	—	—	(430,234)	—	1,172,225
Dean A. Manson	259,848	—	(43,703)	—	373,292
David J. Rayner	99,503	—	(150,972)	—	821,817

(1)	Aggregate earnings are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, we do not offer severance to our NEOs upon a termination of employment or a change on control. However, our standard executive option agreements and restricted stock unit agreements given to our NEOs have generally included acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control (with the exception of the agreements governing the initial grants of option and restricted stock awards granted to Mr. Akhavan in connection with his commencement of employment, which are subject to the accelerated vesting described below). Except with respect to the option and restricted stock unit awards granted to Mr. Akhavan discussed below, there are no benefits under such agreements triggered solely by a change in control or solely because of termination.

Generally, under our standard executive option agreements and restricted stock unit agreements, a “change in control” is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than 50% of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) except in the case of awards under the 2017 Stock Incentive Plan, the first day on which a majority of the members of the Board of Directors are not continuing directors (as such term is used in the individual award agreements).

With respect Mr. Akhavan’s initial grants of option and restricted stock awards, if Mr. Akhavan’s employment is terminated without “cause,” due to his “constructive termination” (each, as defined in the applicable award agreement governing his option and restricted stock unit awards), or due to his death or disability in the course of conducting business for EchoStar or any of its direct or indirect subsidiaries (and not due to his death or disability while engaged in personal activity) (any such foregoing termination, a “Qualifying Termination”) prior to the third anniversary of the date on which his option and restricted stock unit awards were granted, (i) the one-third tranche of his option award and the one-third tranche of his restricted stock unit award that are scheduled to vest on the next scheduled annual vesting date will vest in full upon such Qualifying Termination (the “Next Vesting Tranche”), and (ii) if the Qualifying Termination occurs prior to the second anniversary of grant, an additional portion of the option and restricted stock unit awards will vest, reflecting vesting “credit” for any completed six-month period that has elapsed during the then-current 12-month vesting period (the “Additional Semi-Annual Tranches,” and together with the Next Vesting Tranche, the “Additional Vesting Tranches”). In addition, upon the first to occur of (x) our shares no longer being publicly traded on NASDAQ or any other established securities market, and (y) the consummation of a transaction or a series of related transactions, the result of which is that DISH Network Corporation beneficially owns more than 50% of the total voting power of our voting stock, Mr. Akhavan will be treated as experiencing a Qualifying Termination on the date of such event, subject to Mr. Akhavan’s continued employment as of such date. Finally, if, at any point during Mr. Akhavan’s employment, there is a change in control of the Corporation such that neither Mr. Ergen nor the persons and trusts related to him have the authority to elect the majority of the members of our Board of Directors, any then-unvested portions of Mr. Akhavan’s option and restricted stock unit awards shall immediately vest in full.

The table below provides the estimated benefits that would have been provided to our NEOs assuming a change in control was to have taken place as of December 31, 2022 without a termination of employment of the NEO using a per share of Common Shares as of December 31, 2022. Mr. Akhavan is the only NEO who has options and restricted stock units that vest in these circumstances, though the options were out of the money and had no value as of December 31, 2022.

Name	Maximum Value of Accelerated Vesting of Options and stock ($)
Hamid Akhavan	5,004,000
Michael T. Dugan	—
Anders N. Johnson	—
Pradman P. Kaul	—
Dean A. Manson	—
David J. Rayner	—

The table below provides the estimated benefits that would have been provided to our NEOs assuming the NEO’s employment had been terminated by EchoStar or the surviving entity other than for cause on December 31, 2022 without the occurrence of a change in control using a per share of Common Shares as of December 31, 2022. Mr. Akhavan is the only NEO who has options and restricted stock units that vest in these circumstances, although the options were out of the money and had no value as of December 31, 2022.

Name	Maximum Value of Accelerated Vesting of Options and stock ($)
Hamid Akhavan	2,502,000
Michael T. Dugan	—
Anders N. Johnson	—
Pradman P. Kaul	—
Dean A. Manson	—
David J. Rayner	—

The table below provides the estimated benefits that would have been provided to our NEOs assuming the NEO’s employment had been terminated by EchoStar or the surviving entity other than for cause on December 31, 2022 upon the occurrence of a change in control using a per share of Common Shares as of December 31, 2022. All the NEOs hold options that will vest in these circumstances, but such options are underwater and have no value as of December 31, 2022. Mr. Akhavan restricted stock units will vest in full in these circumstances.

Name	Maximum Value of Accelerated Vesting of Options and stock ($)
Hamid Akhavan	5,004,000
Michael T. Dugan	—
Anders N. Johnson	—
Pradman P. Kaul	—
Dean A. Manson	—
David J. Rayner	—

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans, including the Stock Incentive Plans, Director Plans and the ESPP, as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1) (2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b) (2) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c) (1) (4)
Equity compensation plans approved by shareholders	6,393,422	$34.03	4,890,308
Equity compensation plans not approved by shareholders	—	—	—
Total	6,393,422	$34.03	4,890,308

(1)	These securities represent Class A Shares of the Corporation.
(2)	In connection with the BSS Transaction, we adjusted options to acquire Class A Shares that were unexercised and outstanding on September 10, 2019, which resulted in an increase in the number of shares subject to such options and a reduction in the exercise price of such options.
(3)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes options and restricted stock units that provide for the issuance of Class A Shares automatically upon vesting and awards under our Employee Innovator Recognition Program because these awards do not require payment of an exercise price in order to obtain the underlying shares. There were no restricted stock units or any such options outstanding as of December 31, 2021.
(4)	These securities are composed of 3,803,954; 268,222; 103,000; and 715,132 Class A Shares remaining available for future issuance under our 2017 Stock Incentive Plan, 2017 Director Plan, 2008 Director Plan and ESPP, respectively. The annual maximum that any employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. Our 2008 Stock Incentive Plan expired on January 1, 2018, and no new awards have been or will be granted under this plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and will vest and/or be exercised in accordance with their terms. The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar or our subsidiaries, on the one hand, and certain related parties, such as directors or executive officers and their immediate family members, and DISH and its subsidiaries (collectively, “DISH Network”), on the other hand. We distribute questionnaires to our officers and directors on a quarterly basis. Our Chief Legal Officer directs the appropriate review of potential related-party transactions and schedules their presentation at meetings of the Audit Committee and/or the Board of Directors, as applicable. Generally, our Audit Committee and/or the Board of Directors, as applicable, must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and/or the Board of Directors, as applicable, undertake a review of certain recurring potential related-party transactions to determine whether to approve the continuation of such transactions, with all interested parties abstaining. Transactions involving DISH Network generally are also subject to the approval of (i) management, (ii) the Audit Committee and (iii) the Board of Directors. Our Board of Directors, however, has delegated authority to approve certain transactions with DISH Network to non-interlocking management which reports such approvals to the Board of Directors. For purposes of this section entitled “Certain Relationships and Related Party Transactions,” the terms “we,” “us,” “EchoStar,” the “Corporation,” the “Company” and “our” refer to EchoStar Corporation and its subsidiaries.

Related Party Transactions with DISH Network

A substantial majority of the voting power of the shares of each of EchoStar and DISH is owned beneficially by Charles W. Ergen, our Chairman, and by certain entities established for the benefit of his family. Certain of our directors and executive officers currently are or have previously been employed by DISH and its subsidiaries.

EchoStar and DISH have operated as separate publicly-traded companies since 2008.

In January 2017, we and certain of our subsidiaries entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with DISH and certain of its subsidiaries, pursuant to which, in February 2017, we received all of the shares of the preferred tracking stock previously issued by us and one of our subsidiaries (the “Tracking Stock”) representing an 80% economic interest in the residential retail satellite broadband business of our Hughes segment, in exchange for 100% of the equity interests of certain EchoStar subsidiaries that held substantially all of our EchoStar Technologies businesses and certain other assets (collectively, the “Share Exchange”). The Tracking Stock was retired in March 2017.

In September 2019, pursuant to a master transaction agreement (the “Master Transaction Agreement”) with DISH and a wholly-owned subsidiary of DISH (“Merger Sub”), (i) we transferred certain real property and the various businesses, products, licenses, technology, revenues, billings, operating activities, assets and liabilities primarily related to the former portion of our ESS segment that managed, marketed and provided (1) broadcast satellite services primarily to DISH Network and our former joint venture Dish Mexico, S. de R.L. de C.V. and its subsidiaries and (2) telemetry, tracking and control (“TT&C”) services for satellites owned by DISH Network and a portion of our other businesses (collectively, the “BSS Business”) to one of our former subsidiaries, EchoStar BSS Corporation (“BSS Corp.”), (ii) we distributed to each holder of shares of our Class A Shares or Class B Shares entitled to receive consideration in the transaction an amount of shares of common stock of BSS Corp., par value $0.001 per share (“BSS Common Stock”), equal to one share of BSS Common Stock for each share of our Class A Shares or Class B Shares owned by such stockholder (the “Distribution”); and (iii) immediately after the Distribution, (1) Merger Sub merged with and into BSS Corp. (the “Merger”), such that BSS Corp. became a wholly-owned subsidiary of DISH and with DISH then owning and operating the BSS Business, and (2) each issued and outstanding share of BSS Common Stock owned by EchoStar stockholders was converted into the right to receive 0.23523769 shares of DISH Class A common stock, par value $0.001 per share ((i) - (iii) collectively, the “BSS Transaction”).

In connection with and following the Spin-off, the Share Exchange and the BSS Transaction, we and DISH Network entered into certain agreements pursuant to which we obtain certain products, services and rights from DISH Network; DISH Network obtains certain products, services and rights from us; and we and DISH Network indemnify each other against certain liabilities arising from our respective businesses. Generally, the amounts we or DISH Network pay for products and services provided under the agreements are based on cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided. We may also enter into additional agreements with DISH Network in the future.

2019 TT&C Agreement. In September 2019, in connection with the BSS Transaction, we entered into an agreement pursuant to which DISH Network provides TT&C services to us for a period ending in September 2021, with the option for us to renew for a one-year period upon written notice at least 90 days prior to the initial expiration (the “2019 TT&C Agreement”). In June 2021, we amended the 2019 TT&C Agreement to extend the term until September 2022 and added the option for us to renew the 2019 TT&C Agreement up to an additional three years. In September 2022, we exercised the option to renew the 2019 TT&C Agreement until September 2023. The fees for services provided under the 2019 TT&C Agreement are calculated at either: (i) a fixed fee or (ii) cost plus a fixed margin, which will vary depending on the nature of the services provided. Any party is able to terminate the 2019 TT&C Agreement for any reason upon 12 months’ notice. We incurred expenses of approximately $2.9 million payable to DISH Network under this agreement for the year ended December 31, 2022.

BSS Transaction Employee Matters Agreement.  Effective September 2019, in connection with the BSS Transaction, we and DISH Network entered into an employee matters agreement that addressed the transfer of employees from us to DISH Network, including certain benefit and compensation matters and the allocation of responsibility for employee related liabilities relating to current and past employees of the BSS Business. DISH Network assumed employee-related liabilities relating to the BSS Business as part of the BSS Transaction, except that we are responsible for certain pre-BSS Transaction compensation and benefits for employees who transferred to DISH Network in connection with the BSS Transaction. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

BSS Transaction Intellectual Property and Technology License Agreement.  Effective September 2019, in connection with the BSS Transaction, we and DISH Network entered into an intellectual property and technology license agreement (the “BSS IPTLA”) pursuant to which we and DISH Network license to each other certain intellectual property and technology. The BSS IPTLA will continue in perpetuity, unless mutually terminated by the parties. Pursuant to the BSS IPTLA, we granted to DISH Network a license to our intellectual property and technology for use by DISH Network, among other things, in connection with its continued operation of the BSS Business acquired pursuant to the BSS Transaction, including a limited license to use the “ESS” and “ECHOSTAR SATELLITE SERVICES” trademarks during a transition period. EchoStar retains full ownership of the “ESS” and “ECHOSTAR SATELLITE SERVICES” trademarks. In addition, DISH Network granted a license back to us, among other things, for the continued use of all intellectual property and technology that is used in our retained businesses but the ownership of which was transferred to DISH Network pursuant to the BSS Transaction. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

BSS Transaction Tax Matters Agreement.  Effective September 2019, in connection with the BSS Transaction, we, BSS Corp. and DISH entered into a tax matters agreement. This agreement governs certain of our rights, responsibilities and obligations with respect to taxes of the BSS Business transferred pursuant to the BSS Transaction. Generally, we are responsible for all tax returns and tax liabilities for the BSS Business for periods prior to the BSS Transaction and DISH is responsible for all tax returns and tax liabilities for the BSS Business from and after the BSS Transaction. Both we and DISH made certain tax-related representations and are subject to various tax-related covenants after the consummation of the BSS Transaction. Both we and DISH Network have agreed to indemnify each other for certain losses if there is a breach of any the tax representations or violation of any of the tax covenants in the tax matters agreement and that breach or violation results in the failure of the BSS Transaction being treated as a transaction that is tax-free for EchoStar or its stockholders for U.S. federal income tax purposes. In addition, DISH Network has agreed to indemnify us if the BSS Business is acquired, either directly or indirectly (e.g., via an acquisition of DISH Network), by one or more persons, where either it took an action, or knowingly facilitated, consented to or assisted with an action by its stockholders, that resulted in the failure of the BSS Transaction being treated as a transaction that is tax-free for EchoStar and its stockholders for U.S. federal income tax purposes. This tax matters agreement supplements the Tax Sharing Agreement and the Share Exchange Tax Matters Agreement outlined below, both of which continue in full force and effect. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

Collocation and Antenna Space Agreements.  We and DISH Network entered into an agreement pursuant to which DISH Network provided us with collocation space in El Paso, Texas. This agreement was for an initial period ending in July 2015, and provided us with renewal options for four consecutive three-year terms. We exercised our first renewal option for a period commencing in August 2015 and ending in July 2018, in April 2018 we exercised our second renewal option for a period ending in July 2021, and in May 2021 we exercised our third renewal option for a period ending in July 2024. In connection with the Share Exchange, effective March 2017, we also entered into certain agreements pursuant to which DISH Network provides collocation and antenna space to EchoStar through February 2022 at the following locations: Cheyenne, Wyoming; Gilbert, Arizona; New Braunfels, Texas; Monee, Illinois; Spokane, Washington; and Englewood, Colorado. In October 2019, we provided a termination notice for our New Braunfels, Texas agreement effective May 2020. In November 2020, we provided a termination notice for one of our Englewood, Colorado agreements effective May 2021. In November 2021, we exercised our right to renew the collocation agreements at Gilbert, Arizona, Cheyenne, Wyoming, Spokane, Washington, Englewood, Colorado and Monee, Illinois for a period ending in February 2025. In August 2017, we and DISH Network also entered into certain other agreements pursuant to which DISH Network provides additional collocation and antenna space to us in Monee, Illinois and Spokane, Washington through August 2022. In May 2022, we exercised our right to renew such other agreements at Monee, Illinois and Spokane, Washington through August 2025. Generally, we may renew our collocation and antenna space agreements for three-year periods by providing DISH Network with prior written notice no more than 120 days but no less than 90 days prior to the end of the then-current term. We may terminate certain of these agreements with 60 days’ prior written notice and certain other of these agreements with 180 days’ prior written notice. In September 2019, in connection with the BSS Transaction, we entered into an agreement pursuant to which DISH Network provided us with certain additional collocation space in Cheyenne, Wyoming for a period that ended in September 2020. The fees for the services provided under these agreements depend on the number of racks located at the location.

Also in connection with the BSS Transaction, in September 2019, we entered into an agreement pursuant to which DISH Network provides us with antenna space and power in Cheyenne, Wyoming for a period of five years commencing in August 2020, with four three-year renewal terms, with prior written notice of renewal required no more than 120 days but no less than 90 days prior to the end of the then-current term. In March 2021, we entered into additional agreements pursuant to which DISH Network provides us with antenna space and power in Cheyenne, Wyoming, and the right to use an antenna and certain space in Gilbert, Arizona. Both agreements are for a period of five years with four three-year renewal terms, with prior written notice of renewal required no more than 120 days but no less than 90 days prior to the end of the then-current term. We incurred expenses of approximately $1.3 million payable to DISH Network under these agreements for the year ended December 31, 2022.

DBSD North America Agreement.  In March 2012, DISH Network completed its acquisition of all of the equity of DBSD North America, Inc. (“DBSD North America”). Prior to DISH Network’s acquisition of DBSD North America and our completion of the Hughes Acquisition, DBSD North America and HNS entered into various agreements pursuant to which we provide, among other things, warranty, operations and maintenance and hosting services of DBSD North America’s gateway and ground-based communications equipment. In December 2017, we and DBSD North America amended these agreements, effective as of January 1, 2018, to reduce certain pricing terms through December 31, 2023 and to modify certain termination provisions. DBSD North America has the right to continue to receive operations and maintenance services from us on a quarter-to-quarter basis, unless terminated by DBSD North America upon at least 120 days’ written notice to us. In February 2019, we further amended these agreements to provide DBSD North America with the right to continue to receive warranty services from us on a month-to-month basis until December 2023, unless terminated by DBSD North America upon at least 21 days’ written notice to us. The provision of hosting services will continue until February 2027 unless terminated by DBSD North America upon at least 180 days’ written notice to us. In addition, DBSD North America generally may terminate any and all such services for convenience, subject to providing us with prior notice and/or payment of termination charges. We earned revenue of approximately $1.9 million from DBSD North America under this agreement for the year ended December 31, 2022.

Hughes Broadband Distribution Agreement.  Effective October 2012, we and DISH Network entered into a distribution agreement (the “Distribution Agreement”) pursuant to which DISH Network has the right, but not the obligation, to market, sell and distribute our Gen 4 HughesNet service. DISH Network pays us a monthly per subscriber wholesale service fee for our Gen 4 HughesNet service based upon a subscriber’s service level and based upon certain volume subscription thresholds. The Distribution Agreement also provides that DISH Network has the right, but not the obligation, to purchase certain broadband equipment from us to support the sale of the Gen 4 HughesNet service. The Distribution Agreement had an initial term of five years with automatic renewal for successive one-year terms unless terminated by either party with a written notice at least 180 days’ before the expiration of the then-current term. In February 2014, we and DISH Network entered into an amendment to the Distribution Agreement which, among other things, extended the initial term of the Distribution Agreement until March 2024. Upon expiration or termination of the Distribution Agreement, we and DISH Network will continue to provide our Gen 4 HughesNet service to the then-current DISH Network subscribers pursuant to the terms and conditions of the Distribution Agreement. We earned revenue of approximately $8.6 million from DISH Network under this agreement for the year ended December 31, 2022.

Hughes Broadband Master Services Agreement.  In conjunction with the launch of our EchoStar XIX satellite, in March 2017, we and DISH Network entered into a master service agreement (the “Hughes Broadband MSA”) pursuant to which DISH Network, among other things: (i) has the right, but not the obligation, to market, promote and solicit orders and upgrades for our Gen 5 HughesNet service and related equipment and other telecommunication services and (ii) installs Gen 5 HughesNet service equipment with respect to activations generated by DISH Network. Under the Hughes Broadband MSA, we and DISH Network make certain payments to each other relating to sales, upgrades, purchases and installation services. The current term of the Hughes Broadband MSA is through March 2023 with automatic renewal for successive one-year terms. Either party has the ability to terminate the Hughes Broadband MSA, in whole or in part, for any reason upon at least 90 days’ notice to the other party. Upon expiration or termination of the Hughes Broadband MSA, we will continue to provide our Gen 5 HughesNet service to subscribers and make certain payments to DISH Network pursuant to the terms and conditions of the Hughes Broadband MSA. We incurred sales incentives and other costs under the Hughes Broadband MSA totaling $6.8 million, $8.4 million and $16.6 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Hughes Referral Marketing Agreement.  In June 2021, we and DISH Network entered into an agreement pursuant to which we will pre-qualify prospects contacting Hughes call centers and transfer those prospects to DISH Network for introduction to DISH Network’s video services, for prospects that convert Hughes will receive a commission. This agreement has an indefinite term and may be terminated by either party upon 90 days’ prior written notice. We earned revenue of approximately $0.3 million from DISH Network under this agreement for the year ended December 31, 2022.

Hughes Equipment and Services Agreement.  In February 2019, we and DISH Network entered into an agreement pursuant to which we will sell to DISH Network our HughesNet Service and HughesNet equipment that has been modified to meet DISH Network’s internet-of-things specifications for the transfer of data to DISH Network’s network operations centers. This agreement has an initial term of five years expiring February 2024 with automatic renewal for successive one-year terms unless terminated by DISH Network with at least 180 days’ written notice to us or by us with at least 365 days' written notice to DISH Network. We did not earn revenue from DISH Network under this agreement for the year ended December 31, 2022.

Amended and Restated Professional Services Agreement.  In connection with the Spin-off, we entered into various agreements with DISH Network including a transition services agreement, satellite procurement agreement and services agreement, all of which expired in January 2010 and were replaced by a professional services agreement (the “Professional Services Agreement”). In January 2010, we and DISH Network agreed that we continue to have the right, but not the obligation, to receive the following services from DISH Network, among others, certain of which were previously provided under a transition services agreement: information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services. Additionally, we and DISH Network agreed that DISH Network would continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (previously provided under a satellite procurement agreement), receive logistics, procurement and quality assurance services from us (previously provided under a services agreement) and provide other support services. In connection with the consummation of the Share Exchange, we and DISH amended and restated the Professional Services Agreement (as amended to date, the “Amended and Restated Professional Services Agreement”) to provide that we and DISH Network shall have the right to receive additional services that either we or DISH Network may require as a result of the Share Exchange, including access to antennas owned by DISH Network for our use in performing TT&C services and maintenance and support services for our antennas (collectively, the “TT&C Antennas”). In September 2019, in connection with the BSS Transaction, we and DISH further amended the Amended and Restated Professional Services Agreement to provide that we and DISH Network shall have the right to receive additional services that either we or DISH Network may require as a result of the BSS Transaction and to remove our access to and the maintenance and support services for the TT&C Antennas. The term of the Amended and Restated Professional Services Agreement is through January 1, 2024 and renews automatically for successive one-year periods thereafter, unless the agreement is terminated earlier by either party upon at least 60 days’ notice. We or DISH Network may generally terminate the Amended and Restated Professional Services Agreement in part with respect to any particular service it receives for any reason upon at least 30 days’ notice, unless the statement of work for particular services states otherwise. Certain services provided under the Amended and Restated Professional Services Agreement may survive the termination of the agreement. We incurred expenses of approximately $0.7 million payable to DISH Network under this agreement for the year ended December 31, 2022. We had cost reimbursements of approximately $4.4 million and earned no revenue from DISH Network under this agreement for the year ended December 31, 2022.

Real Estate Leases from DISH Network.  Effective March 2017, we entered into a lease with DISH Network for certain space at 530 EchoStar Drive in Cheyenne, Wyoming for an initial period ending in February 2019. In August 2018, we exercised our option to renew this lease for a one-year period ending in February 2020. In connection with the BSS Transaction, we transferred the Cheyenne Satellite Operations Center, including any equipment, software licenses, and furniture located within, to DISH Network and amended this lease to reduce the space provided to us for the Cheyenne Satellite Access Center for a period ending in September 2021. In March 2021, we exercised our option to renew this lease for a one-year period ending September 2022 and amended the lease to provide us the option to renew this lease for up to three additional years. In November 2021, we exercised our option to renew this lease for a one-year period ending September 2023. The rent on a per square foot basis is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the lease or subsequent amendment and includes our potion of the taxes, insurance, utilities and/or maintenance of the premises. We incurred expenses of approximately $31,000 payable to DISH Network under this agreement for the year ended December 31, 2022.

Real Estate Leases to DISH Network.  We have entered into lease agreements pursuant to which DISH Network leases certain real estate from us. The rent on a per square foot basis for each of the leases is comparable to per square foot rental rates of similar commercial property in the same geographic area at the time of the leases or subsequent amendments. Additionally, DISH Network compensates us for its portion of the taxes, insurance, utilities and/or maintenance of the premises. The terms of each of the leases are set forth below:

100 Inverness Occupancy License Agreement.  In March 2017, we and DISH Network entered into a license agreement for DISH Network to use certain of our space at 100 Inverness Terrace East, Englewood, Colorado for an initial period ending in December 2020. We and DISH Network have amended this lease over time to, among other things, extend the term through December 2023. This agreement may be terminated by either party upon 180 days’ prior notice. In connection with the BSS Transaction, we transferred to DISH Network the Englewood Satellite Operations Center located at 100 Inverness Terrace East, including any and all equipment, hardware licenses, software, processes, software licenses, furniture and technical documentation associated with the satellites transferred in the BSS Transaction. We earned revenue of approximately $0.7 million from DISH Network under this agreement for the year ended December 31, 2022.

Meridian Lease Agreement.  The lease for all of 9601 S. Meridian Blvd., Englewood, Colorado was originally for a period ending in December 2016. We and DISH Network have amended this lease over time to, among other things, extend the term through December 2023. We earned revenue of approximately $5.8 million from DISH Network under this agreement for the year ended December 31, 2022.

Satellite Capacity Leased to DISH Network.  Effective January 2008, DISH Network began leasing satellite capacity from us on the EchoStar IX satellite. We terminated the provision of this satellite capacity in December 2022.

Share Exchange Agreement.  In February 2017 we consummated the Share Exchange, following which we no longer operate the transferred EchoStar Technologies businesses and the Tracking Stock was retired and is no longer outstanding and all agreements, arrangements and policy statements with respect to such Tracking Stock terminated and are of no further effect. Pursuant to the Share Exchange Agreement, we transferred certain assets, investments in joint ventures, spectrum licenses and real estate properties and DISH Network assumed certain liabilities relating to the transferred assets and businesses. The Share Exchange Agreement contained customary representations and warranties by the parties, including representations by us related to the transferred assets, assumed liabilities and the financial condition of the transferred businesses. We and DISH Network also agreed to customary indemnification provisions whereby each party indemnifies the other against certain losses with respect to breaches of representations, warranties or covenants and certain liabilities and if certain actions undertaken by us or DISH causes the transaction to be taxable to the other party after closing. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

Share Exchange Employee Matters Agreement.  Effective March 2017, in connection with the Share Exchange, we and DISH Network entered into an employee matters agreement that addressed the transfer of employees from us to DISH Network, including certain benefit and compensation matters and the allocation of responsibility for employee related liabilities relating to current and past employees of the transferred businesses. DISH Network assumed employee-related liabilities relating to the transferred businesses as part of the Share Exchange, except that we are responsible for certain pre-Share Exchange employee related litigation, and compensation and benefits for employees who transferred to DISH Network in connection with the Share Exchange. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

Share Exchange Intellectual Property and Technology License Agreement.  Effective March 2017, in connection with the Share Exchange, we and DISH Network entered into an intellectual property and technology license agreement (“IPTLA”) pursuant to which we and DISH Network license to each other certain intellectual property and technology. The IPTLA will continue in perpetuity, unless mutually terminated by the parties. Pursuant to the IPTLA, we granted to DISH Network a license to our intellectual property and technology for use by DISH Network, among other things, in connection with its continued operation of the businesses acquired pursuant to the Share Exchange, including a limited license to use the “ECHOSTAR” trademark during a transition period. EchoStar retains full ownership of the “ECHOSTAR” trademark. In addition, DISH Network granted a license back to us, among other things, for the continued use of all intellectual property and technology that is used in our retained businesses but the ownership of which was transferred to DISH Network pursuant to the Share Exchange. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

Share Exchange Tax Matters Agreement.  Effective March 2017, in connection with the Share Exchange, we and DISH entered into a tax matters agreement. This agreement governs certain of our rights, responsibilities and obligations with respect to taxes of the transferred businesses pursuant to the Share Exchange. Generally, we are responsible for all tax returns and tax liabilities for the transferred businesses and assets for periods prior to the Share Exchange and DISH Network is responsible for all tax returns and tax liabilities for the transferred businesses and assets from and after the Share Exchange. Both we and DISH Network made certain tax-related representations and are subject to various tax-related covenants after the consummation of the Share Exchange. Both we and DISH Network have agreed to indemnify each other if there is a breach of any such tax representation or violation of any such tax covenant and that breach or violation results in the Share Exchange not qualifying for tax free treatment for the other party. In addition, DISH Network has agreed to indemnify us if the transferred businesses are acquired, either directly or indirectly (e.g., via an acquisition of DISH Network), by one or more persons and such acquisition results in the Share Exchange not qualifying for tax free treatment. The tax matters agreement supplements the Tax Sharing Agreement outlined below which continues in full force and effect. There were no revenue, expenses or payments between us and DISH Network under or relating to this agreement for the year ended December 31, 2022.

Tax Sharing Agreement.  Effective December 2007, we and DISH Network entered into a tax sharing agreement (the “Tax Sharing Agreement”) in connection with the Spin-off. This agreement governs our and DISH Network’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network and DISH Network indemnifies us for such taxes. However, DISH Network is not liable for and does not indemnify us for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code, because of: (i) a direct or indirect acquisition of any of our stock, stock options or assets; (ii) any action that we take or fail to take or (iii) any action that we take that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, we will be solely liable for, and will indemnify DISH Network for any resulting taxes, as well as any losses, claims and expenses. The Tax Sharing Agreement will terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

In light of the Tax Sharing Agreement, among other things, and in connection with our consolidated federal income tax returns for certain tax years prior to and for the year of the Spin-off, in September 2013, we and DISH Network agreed upon a supplemental allocation of the tax benefits arising from certain tax items resolved in the course of the IRS’s examination of our consolidated tax returns. Prior to the agreement with DISH Network in 2013, the federal tax benefits were reflected as a deferred tax asset for depreciation and amortization, which was netted in our non-current deferred tax liabilities. Under the agreement with DISH Network from 2013, DISH Network is paying us the federal tax benefit it receives at such time as we would have otherwise been able to realize such tax benefit. We recorded a current receivable and a non-current receivable from DISH Network and a corresponding increase in our net deferred tax liabilities to reflect the effects of this agreement. In addition, in September 2013, we and DISH Network agreed upon a tax sharing arrangement for filing certain combined state income tax returns and a method of allocating the respective tax liabilities between us and DISH Network for such combined returns, through the taxable period ending on December 31, 2017 (the “State Tax Arrangement”). No payments were made with respect to the Tax Sharing Agreement during the year ended December 31, 2022.

In August 2018, we and DISH Network amended the Tax Sharing Agreement and the 2013 agreements (the “Tax Sharing Amendment”). Under the Tax Sharing Amendment, to the extent permitted by applicable tax law, DISH Network is entitled to apply the benefit of our 2009 net operating losses (the “SATS 2009 NOLs”) to DISH Network’s federal tax return for the year ended December 31, 2008, in exchange for DISH Network paying us over time the value of the net annual federal income taxes paid by us that would have been otherwise offset by the SATS 2009 NOLs. The Tax Sharing Amendment also requires us and DISH Network to pay the other for the benefits of certain past and future federal research and development tax credits that we or DISH Network receive or received as a result of being part of a controlled group under the Code, and requires DISH Network to compensate us for certain past tax losses utilized by DISH Network and for certain past and future excess California research and development tax credits generated by us and used by DISH Network. In addition, the Tax Sharing Amendment extends the term of the State Tax Arrangement to the earlier of termination of the Tax Sharing Agreement, a change in control of either us or DISH Network or, for any particular state, if we and DISH Network no longer file a combined tax return for such state.

We and DISH Network filed combined income tax returns in certain states from 2008 through 2019. We have earned and recognized tax benefits for certain state income tax credits that we would be unable to fully utilize currently if we had filed separately from DISH Network. We have charged additional paid-in capital in prior periods when DISH Network has utilized such tax benefits. We expect to increase additional paid-in capital upon receipt of any consideration that DISH Network pays to us in exchange for these tax credits. For the year ended December 31, 2022, we have recorded an increase to additional paid-in capital for $6.3 million for payments received from DISH Network.

Telesat Obligation Agreement.  In September 2009, we entered into an agreement with Telesat Canada to lease satellite capacity from Telesat Canada on all 32 direct broadcast satellite (“DBS”) transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”). In September 2009, we entered into an agreement with DISH Network, pursuant to which DISH Network leased satellite capacity from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement (the “DISH Nimiq 5 Agreement”). Under the terms of the DISH Nimiq 5 Agreement, DISH Network made certain monthly payments to us that commenced in September 2009, when the Nimiq 5 satellite was placed into service. We transferred the Telesat Transponder Agreement to DISH Network in September 2019 as part of the BSS Transaction; however, we retained certain obligations related to DISH Network’s performance under that agreement and we entered into an agreement with DISH Network whereby DISH Network compensates us for retaining such obligations. We earned revenue of approximately $0.5 million from DISH Network under this agreement for the year ended December 31, 2022.

TerreStar Agreement.  In March 2012, DISH Network completed its acquisition of substantially all the assets of TerreStar Networks Inc. (“TerreStar”). Prior to DISH Network’s acquisition of substantially all the assets of TerreStar and our completion of the Hughes Acquisition, TerreStar and HNS entered into various agreements pursuant to which we provide, among other things, warranty, operations and maintenance and hosting services for TerreStar’s ground-based communications equipment (the “TerreStar Agreements”). In December 2017, we and DISH Network amended these agreements, effective as of January 1, 2018, to reduce certain pricing terms through December 31, 2023 and to modify certain termination provisions. DISH Network generally has the right to continue to receive warranty services from us for our products on a month-to-month basis unless terminated by DISH Network upon at least 21 days’ written notice to us. DISH Network generally has the right to continue to receive operations and maintenance services from us on a quarter-to-quarter basis unless these services are terminated by DISH Network upon at least 90 days’ written notice to us. In addition, DISH Network generally may terminate any and all services for convenience subject to providing us with prior notice and/or payment of termination charges. In March 2020, we entered into an agreement with DISH Network pursuant to which we perform certain work and provide certain credits to amounts owed to us under the TerreStar Agreements in exchange for DISH Network’s granting us rights to use certain satellite capacity under the Amended and Restated Professional Services Agreement (as defined below). As a result, we and DISH Network amended the TerreStar Agreements to suspend our provision of warranty services to DISH Network from April 2020 through December 2020. Following the expiration of this suspension, we have recommenced providing warranty services to DISH Network. In May 2022, we and DISH Network amended the agreement for the provision of hosting services to extend the term until May 2027. We earned revenue of approximately $3.5 million from DISH Network under the TerreStar Agreements for the year ended December 31, 2022.

Related Party Transactions with Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In addition to our approximately 42% ownership in Hughes Systique, Mr. Pradman Kaul, the former President of our subsidiary Hughes Communications and Vice-Chair of our board of directors (effective January 1, 2023), and his brother, who is the Chief Executive Officer and President of Hughes Systique, own in the aggregate approximately 25%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2022. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. Hughes Systique is a variable interest entity and we are considered the primary beneficiary of Hughes Systique due to, among other factors, our ability to direct the activities that most significantly impact the economic performance of Hughes Systique. As a result, we consolidate Hughes Systique’s financial statements in our consolidated financial statements. We incurred expenses of approximately $17.1 million payable to Hughes Systique for the year ended December 31, 2022.

Related Party Transactions with TerreStar Solutions, Inc. (“TSI”)

DISH Network owns more than 15% of TSI. In May 2018, we and TSI entered into an equipment and services agreement pursuant to which we design, manufacture and install upgraded ground communications network equipment for TSI’s network and provide, among other things, warranty and support services. We earned revenue from TSI under this agreement of approximately $2.0 million for the year ended December 31, 2022.

Related Party Transactions with Skillsoft Corporation (“Skillsoft”)

Mr. Jeffrey R. Tarr is a member of our Board of Directors. Mr. Tarr has served as the Chief Executive Officer and as a director of Skillsoft since June 2021. We have agreements in place with Skillsoft and certain of its affiliated companies to provide employee training and associated services. These agreements were negotiated on an arm’s length basis and were entered into in the ordinary course of business prior to Mr. Tarr becoming Chief Executive Officer of Skillsoft. We incurred expenses of approximately $310,000 payable to Skillsoft and certain of its affiliated companies for the year ended December 31, 2022.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board of Directors have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Principal Accountant Fees and Services

KPMG LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2022 and 2021. The following table presents fees for professional services rendered by KPMG LLP on behalf of the Corporation and our subsidiaries for the years ended December 31, 2022 and 2021.

	For the Years Ended December 31,
	2022	2021
Audit Fees(1)	$3,423,320	$3,175,809
Audit Related Fees(2)	38,523	3,658
Total Audit and Audit Related Fees	3,461,843	3,179,467
Tax Fees(3)	692,497	236,210
All Other Fees	-	1,780
Total Fees	$4,154,340	$3,417,457

(1)	Consists of fees for the audit of our and our subsidiaries’ consolidated financial statements included in our 2022 Form 10-K, review of our and our subsidiaries’ unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with statutory and other audits of our foreign subsidiaries.
(2)	Consists of fees for assurance and other services that are provided in connection with the issuance of consents, comfort letters, certifications, compliance with XBRL tagging and professional consultations with respect to accounting issues or matters that are non-recurring in nature.
(3)	Consists of fees for tax consultation and tax compliance services.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

●	Request for approval of services at a meeting of the Audit Committee; or
●	Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services. All of the fees paid by us to KPMG LLP for services for 2022 and 2021 were pre-approved by the Audit Committee or by management pursuant to delegation from the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in our charter. EchoStar’s management is responsible for its financial reporting process, including its system of internal controls, and for the preparation and presentation of its consolidated financial statements in accordance with generally accepted accounting principles. EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on representations of EchoStar’s independent registered public accounting firm included in their report on its financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with EchoStar’s management and independent registered public accounting firm do not assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the Securities and Exchange Commission or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of our oversight function, we reviewed and discussed with EchoStar’s management its audited financial statements for the fiscal year ended December 31, 2022. We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included matters required to be discussed pursuant to the rules adopted by the PCAOB. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by applicable requirements of the PCAOB. Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review discussed above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2022 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Respectfully submitted,

The Audit Committee (approved February 6, 2023)

C. Michael Schroeder (Chair)

Lisa W. Hershman

Jeffrey R. Tarr

William D. Wade

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act and related SEC rules, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our NEOs as disclosed in this Proxy Statement. Shareholders are being asked to approve the following resolution at the Annual

Meeting:

RESOLVED, that the shareholders of EchoStar Corporation (the “Corporation”) hereby approve, on a non-binding advisory basis, the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Corporation’s Proxy Statement for its 2023 Annual Meeting of Shareholders (including the Compensation Discussion and Analysis, compensation tables and related narrative discussion therein).

The Board believes that the compensation paid to our NEOs, as described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, is appropriate and advances our key compensation principles, including attraction, retention and motivation of executive officers over the long-term, recognition of individual performance and company-wide and group performance goals, and creation of shareholder value by aligning the interests of management and our shareholders through equity and cash incentives. We urge shareholders to read the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies, the compensation-related actions taken in fiscal year 2022 and the compensation paid to our NEOs.

Although this vote on the compensation paid to our NEOs is advisory and non-binding, the Board and the Compensation Committee value shareholders’ opinions and will consider the outcome of the vote when considering future executive compensation policies and decisions. Currently, the advisory vote on executive compensation occurs every three years. Accordingly, unless changed by the Board, the next advisory vote on executive compensation will occur at the 2026 Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR approval, on a non-binding advisory basis, of the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act and related SEC rules require us to seek a non-binding, advisory vote of shareholders at least once every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. Accordingly, in connection with this Proposal 4, shareholders may vote on a non-binding basis whether future advisory votes on executive compensation should be held:

●	Every year;

●	Every two years; or

●	Every three years

We urge shareholders to review the information presented in connection with Proposal 3 in this Proxy Statement, as well as the “Compensation Discussion and Analysis” section, compensation tables and related narrative discussion in this Proxy Statement for a more detailed discussion of our compensation programs and policies and the compensation paid to our NEOs.

The Board has determined that holding a non-binding advisory vote by shareholders on executive compensation every three years is most appropriate for EchoStar and recommends that shareholders vote to hold such non-binding advisory votes in the future every three years. The Board believes that holding a non-binding advisory vote by shareholders every three years offers the closest alignment with EchoStar’s approach to executive compensation and the underlying philosophy that seeks to enhance the long-term growth of the Corporation and to attract, retain and motivate our executive officers over the long-term. The Board believes a three-year cycle for the non-binding advisory vote by shareholders on executive compensation will allow investors to better judge our programs in relation to our long-term performance and will foster a more long-term view of our compensation program by our shareholders.

Although this vote on the frequency of future non-binding advisory votes by shareholders on executive compensation is advisory and non-binding, the Board and the Compensation Committee value shareholders’ opinions and will consider the outcome of the vote when considering the frequency of future nonbinding advisory votes by shareholders on executive compensation.

The Board of Directors unanimously recommends a vote FOR “EVERY THREE YEARS” under Proposal 4.

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.echostar.com

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board of Directors. In addition to the use of the mail, proxies may be solicited by us personally, by telephone or by similar means. None of our directors, officers or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General.  We provide an informal process for shareholders to send communications to our Board of Directors and its members. Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 100 Inverness Terrace East, Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Chief Legal Officer and Secretary.

Submission of Shareholder Proposals and Director Nominations for the 2024 Annual Meeting.  Shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of shareholders (the “2024 Annual Meeting”) must submit the proposal or director nomination to us no later than November 15, 2023 (120 days prior to the anniversary of the mailing date of this Proxy Statement).

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2024 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Mr. Dean A. Manson, our Chief Legal Officer and Secretary, at EchoStar Corporation, 100 Inverness Terrace East, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2023 Annual Meeting of Shareholders. Accordingly, based on the date of our 2023 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than December 28, 2023, and no later than January 27, 2024. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than February 27, 2024. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Chief Legal Officer and Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V00621-P86860-Z84371 2. To ratify the appointment of KPMG LLP as EchoStar Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2023. 3. To approve, on a non-binding advisory basis, the compensation of our named executive officers as presented in the proxy statement. 4. To vote, on a non-binding advisory basis, whether a non-binding advisory vote on the compensation of our named executive officers should be held every one, two or three years. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ECHOSTAR CORPORATION To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ECHOSTAR CORPORATION 100 INVERNESS TERRACE EAST ENGLEWOOD, CO 80112 01) R. Stanton Dodge 02) Michael T. Dugan 03) Charles W. Ergen 04) Lisa W. Hershman 05) Pradman P. Kaul 06) C. Michael Schroeder 07) Jeffrey R. Tarr 08) William D. Wade 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote 3 Years on the following proposal: ! ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SATS2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. V00622-P86860-Z84371 ECHOSTAR CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 1, 2023, at the Annual Meeting of Shareholders to be held on April 27, 2023, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE EIGHT DIRECTORS SET FORTH ON THE REVERSE SIDE, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ECHOSTAR CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023, (3) TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THE PROXY STATEMENT, AND (4) TO APPROVE, ON A NON-BINDING ADVISORY BASIS, FOR A NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO BE HELD EVERY 3 YEARS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE. Continued and to be signed on reverse side